SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                           -----------------
                     Post-Effective Amendment No. 6

                                  To

                               Form S-2

                         REGISTRATION STATEMENT
                               Under the
                         SECURITIES ACT OF 1933
                             --------------
                        Ace Hardware Corporation


        (Exact Name of Registrant as Specified in its Charter)
                               Delaware
                       (State of Incorporation)
                              36-0700810
                 (I.R.S. Employer Identification No.)

                         2200 Kensington Court
                        Oak Brook, Illinois 60523
                            (630) 990-6600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Rita D. Kahle
                       Executive Vice President
                       Ace Hardware Corporation
                         2200 Kensington Court
                       Oak Brook, Illinois 60523
                            (630) 990-6600
       (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Post-Effective Amendment to the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

If the registrant elects to deliver its latest annual report to security-holders, or a complete and legible facsimile thereof, pursuant to
Item 11(a)(1) of this form, check the following box.

If this Form is filed to register additional securities for an offering pursuant to the Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.






PROSPECTUS
                       ACE HARDWARE CORPORATION
                         2200 Kensington Court
                       Oak Brook, Illinois 60523
                            (630) 990-6600

          698  Shares Class A (Voting) Stock, $1,000 par value
       23,239  Shares Class C (Nonvoting) Stock, $100 par value

  We only offer Class A Voting Stock together with Class C Nonvoting
    Stock to hardware retailers for their initial membership in our cooperative. We offer Class C Nonvoting Stock without any Class A
 Voting Stock to our existing members when they have additional store locations that also become members of our cooperative.
             (See "Distribution Plan and Offering Terms")
    There is no existing market for the Capital Stock that is being offered in this Prospectus, and we do not expect any market to develop.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
 THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                       Underwriting
                          Price to    Discounts and     Proceeds to
                           Public     Commissions(4)      Company
Class A Stock
 Per share(1)(2)         $    1,000        None          $    1,000
 Total                   $  698,000        None          $  698,000
Class C Stock
 Per Share(1)(3)(4)      $      100        None          $      100
 Total                   $2,323,900        None          $2,323,900

  (1) The shares are offered in a unit of $5,000 to each hardware retailer. Class A Stock is included only if the hardware retailer does not have a store location that is already a member of our cooperative.

  (2) 1 share of Class A Stock and 40 shares of Class C Stock are offered to each hardware retailer for the first store location that becomes a member of our cooperative.

  (3) 50 shares of Class C Stock are offered to each existing member who has another store location that also becomes a member of our cooperative.

  (4) There are no underwriters. We sell this stock directly to our members. An applicant must pay a $1,500 ($2,500 for conversions or new investor ground-ups effective January 1, 2001) fee to have a membership application processed. If all of the stock in this offering is sold, the total proceeds will be the amount shown above before deducting estimated expenses of approximately $64,000.

  (5) All of the shares of Class C Stock included in this offering can be purchased for cash, but the purchaser can also choose to pay for the stock in bi-weekly installments. We also plan to issue additional shares of Class C Stock to our members as a part of their patronage dividends for business that they do with our cooperative.

  This offering is exempt from the registration provisions of the New York Franchise/Disclosure Statute. Our agent for service of process in New York is C T Corporation, 111 Eighth Avenue, New York, New York 10011. (See back cover page regarding the special revocation rights that Florida purchasers have.) No state securities commission has passed upon the accuracy of this Prospectus.

PLEASE REFER TO THE "FACTORS TO BE CONSIDERED" ON PAGE 2 OF THIS PROSPECTUS.

 This is a continuous offering that terminates no later than April 30, 2002.
             The date of this Prospectus is        , 2001




                         AVAILABLE INFORMATION
  The terms "Ace," "Company," "cooperative," "we," "us," "our" and similar words refer to Ace Hardware Corporation. The terms "member," "retailer," "dealer," "you," "your" and similar words refer to someone who purchases our stock.

  We are subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934. Therefore, we file annual reports, quarterly reports, and other information with the Securities and Exchange Commission. You may read and copy these materials at the SEC's Public Reference Room at 450 5th Street, N.W., Washington, D. C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC has an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of that Internet site is http://www.sec.gov. We also have an Internet site whose address is http://www.acehardware.com.


                  DOCUMENTS INCORPORATED BY REFERENCE

  We have filed an Annual Report on Form 10-K for our 2000 fiscal year ending December 30, 2000 under Section 15(d) of the Exchange Act. That Form 10-K Annual Report is incorporated by reference into this Prospectus. Someone to whom we deliver a Prospectus can request (in writing or verbally) a free copy of the Form 10-K and any other documents that we have incorporated by reference into this Prospectus. If those documents also have exhibits, we will not include copies of the exhibits unless they are also expressly incorporated by reference into the documents being copied. To request these copies, please contact Rita D. Kahle, Executive Vice President, Ace Hardware Corporation, 2200 Kensington Court, Oak Brook, Illinois 60523, (630) 990-6600.

                       FACTORS TO BE CONSIDERED

Limitations on Value and Marketability of Stock

  Although we pay "patronage dividends" or "patronage rebates" to our stockholders on the basis of the quantity or value of business that we do with them, our corporate charter prohibits us from declaring dividends on shares of our capital stock. Your ability to transfer these shares is limited and there is no trading market for them. If you have a store location that is a member of our cooperative and it closes down or if your Ace membership is terminated, you can only sell your shares to another hardware dealer whom we approve as a member for a particular store location. If you do not sell the shares in this way, then we must repurchase them. (See the heading "Description of Capital Stock".) We do not expressly set aside any funds to repurchase these shares, and repurchases can be made only as permitted under the General Corporation Law of Delaware. (See the heading "Summary," subheading "Repurchase of Shares by Company".) Therefore, except for the voting rights which the Class A Stock has, our stock has value to you only if your membership terminates or if our Company is liquidated.

Income Tax Liability Incidental to Patronage Dividends

  If you purchase shares, you must report the total amount of your patronage dividends from us as gross income on your federal income tax return. Therefore, your gross income will include any shares of Class C Stock that we distribute to you as patronage dividends, as well as patronage refund certificates that you may receive in the form of written notices of allocation along with the fair market value of other qualified property. These patronage refund certificates are non-negotiable. They have a maturity date and pay annual interest at a rate that is determined by our Board of Directors before the certificates are issued. A minimum of 20% of your total annual patronage dividends must be paid in cash, unless this cash portion has been applied against your indebtedness to us. The cash portion would be applied against your indebtedness if your membership had terminated and you had not requested payment of the 20% minimum in cash. Depending on your income tax bracket, this cash portion may not be enough to pay all of your federal income tax liability on your patronage dividend distributions. (See the heading "The Company's
Business",  subheading  "Federal Income  Tax  Treatment  of  Patronage
Dividends".)

Sale of All Shares Offered Not Assured

  Since only hardware retailers for particular store locations that have memberships approved can purchase our stock, it is not certain that all of the shares of stock in this offering will be sold.

Company's First Lien Rights on Shares

  All of your shares of our stock, including any Class C shares that we distribute to you as patronage dividends and any patronage refund certificates, are subject to our first lien rights to ensure that you pay your debts to us. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights" and the heading "The Company's Business", subheading "Forms of Patronage Dividend Distributions".)

Full Payment Required for Issuance of Shares

  You may pay for your shares of stock in full in advance, or you may pay for them over time by having charges billed to your regular bi-weekly statement from us. You will not receive your stock certificate(s) until the purchase price for the share(s) of a particular class has been paid in full. (See the heading "Distribution Plan and Offering Terms".)

By-law Provisions Constitute a Legal Contract with the Company

  Our By-laws state that they are a legal contract between the Company and its stockholders. (See Article XXVI of the By-laws.) A full copy of these By-laws, amended as of December 6, 2000, is printed in this Prospectus as Appendix A.) We particularly encourage you to review: 1) Article XVI, Sections 5 through 12, which limit transfers of our stock and govern our repurchase of shares; 2) Article XXIV titled "Members' Patronage Dividends"; and 3) Article XXV, which addresses a member's rights and obligations.

Documents Accompanying Prospectus

  Our most recent annual report to shareholders and the current standard form of our Membership Agreement accompany this Prospectus. (See the heading "The Company's Business," subheading "Membership Agreement.")

                                SUMMARY

The Company and Its Business

  The mailing address and telephone number of our main executive offices are: 2200 Kensington Court, Oak Brook, Illinois 60523, (630) 990-6600.

  We are a wholesaler of hardware and related products. We also manufacture paint products. We sell products mainly to retail hardware dealers who have Membership Agreements with us. These Membership Agreements entitle our dealers to purchase merchandise and services from us and grant a license to use some of our trademarks. (See the heading "The Company's Business," subheading "Membership Agreement.") Our dealers are subject to "Member Operational Requirements" and other important requirements. The number of hardware store locations that had Membership Agreements with us as of the end of our 2000 fiscal year on December 30, 2000 were 5,011. (See the heading "The Company's Business.")

Basic Distinctions Between Classes of Stock

  Our capital stock is divided into three classes, Class A, Class B, and Class C. Class A Stock is the only class of stock that has voting rights for the election of directors and most other matters. Class B Stock was previously offered for memberships that we granted on or before February 20, 1974, but Class B Stock has not been offered since March 31, 1979. Our Board of Directors has the right to redeem some or all of the outstanding shares of Class B Stock. The Board can also redeem any outstanding shares of Class C Stock that we issued for patronage dividends distributions. If our Company is ever liquidated, the outstanding shares of Class B Stock and Class C Stock have priority over the outstanding shares of Class A Stock in the distribution of our net assets. This priority only extends up  to  the amount  we  would  have  to  pay to purchase  or  redeem  all  of  our outstanding shares of Class B Stock and Class C Stock. If our net assets exceeded the total amount which we would have been required to pay for that redemption, then the excess would be distributed in equal portions to the Class A Stockholders (up to the $1,000 par value of the Class A Stock). After that, any net assets left over would be proportionately distributed among the stockholders of all three classes of our stock. A Class A Stockholder would participate in this distribution based on the proportion which the par value of his share of Class A Stock bears to the sum of the total par value of all outstanding shares of Class A Stock and the total amount which we would have been required to pay to purchase or redeem all of the outstanding shares of Class B Stock and Class C Stock. Each share of Class B Stock and Class C Stock would participate in the distribution in the proportion which the applicable purchase or redemption prices of these types of stock would bear to the same sum. (See the heading "Description of Capital Stock", subheadings "Voting Rights," "Liquidation Rights," and "Redemption Provisions.")

  The declaring of dividends on any shares of our stock in any class is expressly prohibited by our Certificate of Incorporation and By-laws (See the heading "Description of Capital Stock", subheading "Dividend Rights.")

Basic Features of Offering

  This offering is being made only to approved retailers of hardware and related products who apply for membership in Ace Hardware Corporation. The offering price for each share of Class A Stock is $1,000 and the offering price for each share of Class C Stock is $100.

  Our Company operates as a retailer-owned cooperative. This offering enables retailers to obtain membership in our Company. Membership entitles our dealers to use certain trademarks that we own, to purchase merchandise from us, and also to receive patronage dividends on an equitable basis.

  For an initial membership, you must subscribe for 1 share of Class A Stock plus 40 shares of Class C Stock. If you apply for membership for an additional store location that you own or control, then you must subscribe for 50 shares of Class C Stock for that location. You must also pay us a $1,500 charge for processing your application ($2,500 for conversions or new investor ground-ups effective January 1, 2001).

  If you do not pay for your shares in advance, then we bill you for them on the bi-weekly billing statement that we send you for your purchases of merchandise and services from us. You can prepay the purchase price of your shares at any time. For a more detailed explanation of this offering, please see the information under the heading "Distribution Plan and Offering Terms".

Repurchase of Shares by Company

  If your membership for a store location terminates, then all of your shares for that location must be sold back to us unless the shares are transferred to another party whom we agree to accept as a member for that location. If we repurchase your shares, we must do so at the following prices: 1) $1,000 par value for Class A Stock, 2) not less than twice the $1,000 par value for Class B Stock, and 3) not less than the $100 par value for Class C Stock. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights", paragraph (g).) We pay some of the repurchase price by issuing you an interest-bearing 4-year installment note if your membership terminates in either of two basic types of situations. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights", paragraph (h), of this Prospectus and
Section 12 of Article XVI of the By-laws, in Appendix A of this Prospectus, for further details concerning those situations.)

  As of the end of our 2000 fiscal year on December 30, 2000, the number of outstanding shares of our stock was as follows: Class A Stock 3,783 shares, Class B Stock 2,252 shares, and Class C Stock 2,504,796 shares. At the completion of this offering, assuming that all Class A Stock is sold, the number of outstanding shares of our stock would be as follows: Class A Stock 4,446 shares, Class B Stock 2,224 shares, and Class C Stock 2,501,908 shares.

  Under Delaware corporate law, we are not allowed to repurchase any of our shares if our assets are less than the amount of our aggregate outstanding shares of capital stock or if our assets would be reduced below that amount because of the repurchase.

  The number of shares of stock that we repurchased and the price per share that we paid during each of our past three fiscal years is summarized in the table below.

                                               Class of Stock
                                               --------------
                                 A                   B                   C
                                 -                   -                   -
                          No. of   Purchase   No. of   Purchase   No. of   Purchase   Aggregate
                          Shares     Price    Shares    Price     Shares     Price      Cost
                          ------   --------   ------   --------   ------   --------   ---------
2000 Fiscal Year ended
  December 30, 2000          307     $1,000      180     $2,000  141,365       $100   $14,803,500
1999 Fiscal Year ended
  January 1, 2000            228     $1,000      160     $2,000  119,614       $100   $12,509,400
1998 Fiscal Year ended
  January 2, 1999            243     $1,000      124     $2,000  105,639       $100   $11,054,900


Patronage Dividends and Income Tax Treatment

  We operate on a cooperative basis for purchases of merchandise that our shareholders and subscribers for shares make from us. We distribute annual patronage dividends to these shareholders and subscribers on an equitable basis. Please see the table under the heading "The Company's Business," subheading "Distribution of Patronage Dividends" for information about the percentages of sales of merchandise we made during the fiscal years 1998 through 2000 that we distributed as patronage dividends. Under our current plan, a portion of patronage dividends (which can never be less than 20% nor more than 45% of the total annual patronage dividends we distribute to each dealer) are paid in cash except to terminated dealers. The cash portion of any patronage dividends which would have been paid to a terminated dealer is applied against that dealer's indebtedness to us unless the terminated dealer makes a timely request for the payment of the minimum 20% in cash. Other qualified property, shares of Class C Stock or non-negotiable patronage refund certificates, or a combination of them are used to pay the entire remaining portion of patronage dividends. Dealers whose volume of purchases entitles them to larger total annual patronage dividend distributions receive larger percentages of their patronage dividends in cash. (See the heading "The Company's Business", subheadings "Distribution of Patronage Dividends", "Patronage Dividend Determinations and Allocations", and "Forms of Patronage Dividend Distributions.") The amount of patronage dividends allocated over the past five fiscal years is shown in Note
(B) to Selected Financial Data.

  The cash payments and dollar amounts of Class C Stock and patronage refund certificates along with the fair market value of any other qualified property that we distribute as patronage dividends must be taken into your gross income for federal income tax purposes. (See the heading "The Company's Business", subheading "Federal Income Tax Treatment of Patronage Dividends.")

  Members whose businesses are located in foreign countries or Puerto Rico (except for unincorporated Puerto Rico dealers owned by individuals with U.S. citizenship) can be subject to a 30% U.S. withholding tax imposed on nonresident alien individuals and foreign corporations (except for some Guam, American Samoa, Northern Mariana Islands, or U.S. Virgin Islands corporations). These dealers have a minimum 30% portion of their annual patronage dividends distributed in cash, and we withhold that amount for the payment of U.S. income tax. (See the heading "The Company's Business", subheadings "Forms of Patronage Dividend Distributions", and "Federal Income Tax Treatment of Patronage Dividends.")

                            USE OF PROCEEDS

  We use the proceeds that we receive from this stock offering mainly for general working capital purposes (including purchasing the merchandise that we resell and maintaining adequate inventories of this merchandise) and also for the capital expenditures that we make in order to serve our business. We currently have no other specific plan for these proceeds. We also have no plan if less than all the shares in this offering are sold as the main reason for the offering is to enable us to accept new members in accordance with our By-laws. (See the heading "The Company's Business," subheadings "Patronage Dividend Determinations and Allocations" and "Forms of Patronage Dividend Distributions", for a discussion of how we plan to obtain most of the balance of our operating capital. (See the heading "Factors to be Considered," subheading "Sale of All Shares Offered Not Assured.")

                 DISTRIBUTION PLAN AND OFFERING TERMS

Offering Made Through Company Officers

  Our officers make all of the sales of stock under this offering. We employ approximately 240 field sales personnel including retail business managers, new business managers, retail development managers, and regional managers. Their duties include contacting retail dealers and promoting our business and programs. Our field sales personnel, however, are not allowed to accept new members, and they are not authorized to make sales of any shares of our stock. Also, we do not pay any commission, bonus or other separate compensation to any officers, field sales personnel, or other employees in connection with the sale of our stock.

Limitation of Offering to Applicants for Ace Dealer Memberships

  This offering is limited to dealers in hardware or similar merchandise who submit membership applications to us for designated retail outlets that we choose to accept. Applicants for membership must submit the following for each store location that desires to become a member:

  1. A signed Membership Agreement in acceptable form;

  2. A check for the application processing fee; and

  3. A signed Subscription Agreement for the purchase of shares of our stock.

Offering Price and Terms of Payment

  Each applicant for membership must subscribe for shares of our stock having a total purchase price of $5,000 per member store. If a dealer does not already have a Membership Agreement with us for any store location, the subscription for shares for the first store location includes 1 share of Class A voting stock at a price of $1,000 per share plus 40 shares of Class C nonvoting stock at a price of $100 per share. The subscription for shares for each additional store location owned or controlled by the same dealer consists entirely of 50 shares of Class C nonvoting stock at a price of $100 per share.

  Unless you prepay your stock subscription, you pay for your shares through a series of charges that we add to your bi-weekly billing statement from us. The amount of each of these charges is the larger of $40 or 2% of the purchase price of the merchandise and services you purchase from us during each bi-weekly period. These charges continue until the stock subscription for your store location is paid for in full. We do not add any interest or other finance charges to the unpaid balance of your stock subscription so long as all of your payments are made by the due date of the billing statement. If we accept the Membership Agreement and Stock Subscription Agreement for your store location, you are entitled to participate in our patronage dividend distributions even though you have not finished paying the full purchase price for that store's shares of stock.

Right of Prepayment

  If you subscribe for shares of our stock, you have the right at any time to prepay some or the entire purchase price as discussed in the section above.

Time of Issuance of Stock Certificates

  Immediately upon your full payment of the $1,000 purchase price for your 1 share of Class A voting stock, we issue you a certificate for that share. If your stock subscription includes a share of Class A Stock, all of your payments are first applied to the purchase price for this share. You do not have any voting rights until you are issued a share of Class A voting stock. We issue certificates for your shares of Class C nonvoting stock only when you have paid the full purchase price for all of your Class C shares for your particular store location. If the membership for your store location terminates before its shares have been fully paid for and issued, then we give you a refund for the amount that you previously paid toward the purchase of these shares.

Termination of Membership Upon Transfer or Repurchase of Shares

  Unless we expressly consent to the continuation of your membership, it will automatically terminate when any of your shares of our stock (whether you purchased them or whether you received them as patronage dividends) are transferred to another eligible shareholder or we repurchase them.

Federal Income Tax Status of Class A and Class C Shares

  If your membership terminates for all of your member store locations and we repurchase your shares of Ace stock, that repurchase would include your one share of Class A voting stock. Since we must repurchase the share of Class A Stock at its $1,000 par value, you would not realize taxable income from our repurchase of that share.

  If we repurchase your shares of Class C Stock, you could realize taxable income under the U.S. Internal Revenue Code if the price we had to pay for the shares to redeem them exceeded the $100 par value that you originally paid for them under this offering. This could occur if our Board of Directors set a higher offering price for Class C shares at some future date. In this example, unless you still owned our stock for other store locations that remained members, the taxable income you realized at the time of our repurchase of your Class C shares might qualify for capital gains treatment.

  If you still continued to own shares of our stock for other store locations after we repurchased your shares for one or more of your locations, then the entire amount we would pay you for the repurchased shares might be treated under the Internal Revenue Code as a dividend and be taxed to you as ordinary income. In that case, the income tax basis of the shares of our stock that you still held might be increased by an amount equal to the original basis of the shares you purchased from us.

  Section 483 of the U.S. Internal Revenue Code may apply if you pay for your shares in periodic installments extending for more than 1 year from the date of the sale. In that case, all payments that are due more than 6 months after the date of the sale may be deemed to include "unstated interest." Although you might deduct this interest, it could also reduce the cost basis of your shares.

  "Unstated interest" that is taxable income to you can also occur under Section 483 of the U.S. Internal Revenue Code if your membership is terminated and you receive a 4-year installment note from us in partial payment for your stock. [(See the heading "Description of Capital Stock," subheading "Other Restrictions and Rights," subparagraph (h))]. This could happen if the sum of the total payments to be made to you for the repurchase of stock exceeded the sum of the present values of those payments plus the present values of any interest payments due under the note. The present value of a payment is figured using a discount rate that is equal to the applicable Federal rate in effect as of the date of the note, compounded twice a year.

                     DESCRIPTION OF CAPITAL STOCK

Dividend Rights

  Our Certificate of Incorporation and By-laws prohibit us from declaring dividends on any shares of any class of our stock. However, we may distribute shares of Class C Stock to you as a part of your annual patronage dividends. (See the heading "The Company's Business," subheading "Forms of Patronage Dividend Distributions," as well as
Note  5  to  Financial Statements, and Note (B) to "Selected Financial
Data").

Voting Rights

  Our Class A Stock is voting stock, but Class B Stock and Class C Stock can vote separately by class upon any increase or decrease in the number of authorized shares of their classes, any change in the par value of those shares, or anything that would change the power, preferences or special rights of one of those classes so as to adversely affect its shares. Any class of stock that has the right to vote has one vote per share. Cumulative voting of shares for the election of directors or other reasons is not allowed.

Liquidation Rights

  If our Company voluntarily or involuntarily liquidates or goes out of business, our net assets will be distributed among the shareholders of all classes of our issued and outstanding stock. In that case, our Class B and Class C shareholders would first receive the total amounts which we would have had to pay them to repurchase all of their outstanding shares of those classes at the prices previously set by our Board of Directors. However, if we did not have enough net assets to pay that amount, then each outstanding share of Class B Stock and each outstanding share of Class C Stock would share in the distribution of our net assets in the proportion which its purchase or redemption price would bear to the total available for payment. (See the subheading "Redemption Provisions" below). If our net assets were more than that, the excess would be distributed equally to each Class A stockholder up to the Class A Stock par value of $1,000 per share. Any net assets that were left would be distributed among the shareholders of all classes of stock as follows:

     (a) first, we would take the amount of the total $1,000 par value for all of the outstanding shares of Class A Stock and we would add this to the total amount we would have been required to pay to purchase or redeem all of our outstanding shares of Class B Stock and Class C Stock at the prices previously set by our Board of Directors. The sum of these two figures would be used in the steps below;

     (b) next, each outstanding share of Class A Stock would receive part of the remaining net assets in the proportion which its $1,000 par value bears to the sum determined in (a) above; and

      (c) each outstanding share of Class B Stock and each outstanding share of Class C Stock would share in the remaining net assets in the proportion which its price, as previously set by our Board of Directors, bears to the sum determined in (a) above.

Preemptive Rights

  No stockholder has any special right or preference to purchase any present or future shares of our stock, notes, debentures, bonds or other securities, including any convertible stock, options or warrants.

Redemption Provisions

  Redemption provisions do not apply to any shares of Class A Stock, and they only apply to the shares of our Class B Stock and our Class C Stock that have been issued as annual patronage dividends. These redemptions may be made at any time as determined by our Board of Directors. The redemption price would also be determined by our Board of Directors, but the redemption price to be paid for Class C Stock cannot be less than its $100 par value per share and the redemption price to be paid for Class B Stock cannot be less than twice its $1,000 par value per share. (The redemption price for Class B Stock, has to be equal to twenty times the per share price that our Board of Directors establishes for purchases or redemptions of our Class C Stock.) If we decided to redeem our stock as discussed above, we would have to mail notice to each stockholder of that class at least 30 days before the redemption date. If not all of the outstanding Class B or C shares were being redeemed, then the number of shares and the method of redemption, whether by lot or prorata or some other way, would be determined by our Board of Directors.

Other Restrictions and Rights

     (a) We do not have any conversion rights, sinking fund provisions, or liability to further calls or assessments for any shares of our stock.

     (b) As security for your indebtedness to us, we retain a first lien upon all your shares of Ace stock and all amounts that you pay us under your Stock Subscription Agreement before your shares are issued. Your interest in your Ace stock and the amounts you pay us under your Stock Subscription Agreement are always offset by the amount of any indebtedness that you owe us. We will not transfer any of your shares or any funds in your stock subscription account unless you are free from all indebtedness to us. If we would issue an installment note to partially pay for the stock that we are buying back from a terminated dealer in one of the situations described in section (h) below, then the cash portion we would normally pay toward those shares would first be applied toward any indebtedness which that terminated member owed to us. The portion of the purchase price of those shares that we would normally pay with an installment note would then be applied toward any indebtedness that still remained.

     (c) Since we first issued shares of our stock to members and continuing to the present time, the ownership of all classes of our stock has been limited to approved dealers in hardware and related products who have Membership Agreements with us. Ownership of Class B Stock has been limited to dealers whose Membership Agreements with us began on February 20, 1974 or earlier. You are not allowed to transfer your shares of our stock or to sell, assign or pledge them, or to post them as collateral or give lien rights in them to anyone other than Ace without the prior consent of our Board of Directors. If our Board of Directors refuses to consent to a transfer or assignment of your stock certificates to another retail hardware dealer, then we have to purchase that stock back from you as described in section (g) below. You are not entitled to make a transfer or assignment to anyone who is ineligible to become a member of our Company. In other words, approved transfers can only be made to other dealers who either have Membership Agreements with us or whom we are willing to accept as members. Where you propose to transfer the ownership of your member store location to another member, (or to someone whom we are willing to accept as a member), then you have the option of either (i) selling or transferring to that person the same number of shares that we would have been required to offer him as a member for that store location, or (ii) selling those shares back to us. However, there are certain types of transfers of your business where you do not have the option of selling those shares back to us. These situations involve (i) any transfer which is not complete, unconditional and irrevocable; (ii) any transfer to an entity in which you retain an ownership interest; or (iii) any transfer to your spouse.

     (d) If your membership terminates for your store location, then we must repurchase your shares of Ace stock. Our repurchase obligation is subject to our first lien and our right to set off your indebtedness to us as described in section (b) above. (If your stock has not yet been paid for and your shares have not yet been issued, we would instead refund the amounts that you paid under your Stock Subscription Agreement, again subject to our first lien and offset rights described in section (b) above). Your membership can be terminated by a formal notice of termination, and it can also be terminated automatically under our By-laws in each of the following three situations without a formal notice:

        (i) If your store closes down or ceases business unless your store is moved, with our consent and approval, to another location, or unless your store is being acquired by another dealer whom we are willing to accept as a member for operation under the same membership at another location;

        (ii) If an individual holder of our shares or a member of a partnership that is a holder of our shares dies, except where the store location having the Ace membership continues, with our approval (which we will not unreasonably refuse to give), to be operated by the deceased person's estate, heirs or partnership successors. Changes in the legal form of ownership of the member store from an individual proprietorship or partnership to a corporation or from a partnership to an individual proprietorship are not considered significant in these cases;

        (iii) If a court or other official body rules that a member is insolvent, or the member assigns the business to be operated for the benefit of creditors, or a voluntary or involuntary bankruptcy or similar petition is filed under the U.S. Bankruptcy Code regarding the dealer or the store or business unit for which our shares of stock are held.

     (e) Our Board of Directors does not need to consent to a transfer of shares of Ace stock that occurs when the shares are held jointly with others and the ownership of the shares automatically passes under law to the survivor(s), nor are we obligated to repurchase the shares in that case unless the store location either (i) closes down, or (ii) stops being operated as a member of our Company.

     (f) If you hold your Ace membership in the form of a corporation (the "member corporation"), you must give us written notice of any proposal where the holders of 50% or more of the voting stock of the member corporation propose to sell or transfer all of their shares of capital stock (both voting and non-voting) of that member corporation. If there is a member corporation but another corporation (the "controlling company") holds 80% or more of the voting stock of the member corporation, then you must also give us written notice if the holders of 50% or more of the voting stock of the controlling company propose to sell or transfer all of their shares of capital stock (both voting and non-voting) in the controlling company. In these cases, when the sale or transfer occurs, the corporation whose shares were sold or transferred can either keep all the shares of Ace stock that it owns for the member corporation or sell all of those shares of Ace stock back to us. If it chooses to sell all of the shares of Ace stock back to us, then the memberships for all of the store locations represented by that stock are considered terminated by the member's voluntary action. Once terminated in this way, any store location that wishes to continue being a member must submit a new application for our acceptance. However, there are certain types of transfers of their own company stock by the shareholders of member corporations that do not result in the option of selling any Ace shares back to us. These situations involve (i) any transfer which is not complete, unconditional and irrevocable; (ii) any transfer to an entity in which the person making the transfer retains an ownership interest; or (iii) any transfer to the spouse of the person making the transfer.

     (g) The price that we pay when we repurchase shares of Ace stock is as follows:

       (i)     For Class A Stock, the $1,000 par value of the shares;

       (ii) For Class B Stock, the per share price last set by our Board of Directors, currently $2,000 per share. This price cannot be less than twice the $1,000 par value of the Class B Stock and must be equal to twenty times the per share repurchase price set by our Board of Directors for repurchases of our Class C Stock;

       (iii) For Class C Stock, the per share price last set by our Board of Directors, currently $100 per share. This price may not be less than the $100 par value of each of these shares.

     There is no market for the sale or trading of our stock, and the redemption prices last established by our Board of Directors have not been adjusted since 1974 when the Company first became a cooperative.

     (h) When we repurchase our stock from a terminated member in either of the two situations described below, we issue an installment note for part of the purchase price. That note is payable in four equal annual installments plus accrued interest. The situations where we use an installment note are where:

        (i) the dealer voluntarily terminates his Ace membership, but continues basically the same business at the store location, and the store continues being controlled (more than 50%) by the same person, partnership or corporation; or

        (ii) we terminate the dealer's Ace membership for being delinquent in payment to us or because of some other default under the Membership Agreement.

  Even in the above situations, though, the amount originally paid in by the dealer under the Stock Subscription Agreement is subject to being refunded in cash. We also pay cash when the entire remaining portion of the purchase price is less than $5,000. Where the remaining portion is $5,000 or more in these cases, however, we only pay cash for the amount originally paid in by the dealer under the Stock Subscription Agreement, and we pay the rest by an installment note as described above. The interest rate on this installment note is the rate established by our Board of Directors at the time the note is issued. This interest rate is a minimum of 6% per annum, and is at least as high as the interest rate that applies to the patronage refund certificates that are issued as a part of our annual patronage dividends. Our Board of Directors may authorize higher levels of cash payments for dealer hardship situations, but this depends on our financial condition and requirements at the time.

     (i) There is no restriction on our repurchase or redemption of any shares of our stock if we fall behind in making any sinking fund installment payments which we may become obliged to make in the future. Since we are prohibited from declaring dividends on any shares of our stock, there can be no past due situation in the payment  of  dividends  that could impose  any  restriction  on  our repurchase or redemption of our stock. Under the General Corporation Law of Delaware, we are not allowed to repurchase any of our shares if our assets are less than the amount of the aggregate outstanding shares of our capital stock or would be reduced below that amount after the repurchase.

     (j) We have established a LBM Retailer Incentive Pool Plan for our members who purchase lumber and building materials ("LBM") products through Builder's Mart of America, Inc. ("BMA") and are eligible participants under our Ace Contractor Center standards. Under the plan, we calculate an annual estimate of the amount by which our stock in BMA has increased or decreased in value from our initial investment, net of certain expenses. We allocate this estimate to eligible members annually based on their qualifying purchases of LBM products. A member's pool allocation only becomes vested and can only be redeemed upon the termination of the member's Ace membership which results in the sale or redemption of Ace stock held for that location, Ace's termination of the LBM Retailer Incentive Pool Plan, or Ace's liquidation, whichever comes first. Negative pool balances are not charged to members.

                        THE COMPANY'S BUSINESS

  Ace Hardware Corporation was formally organized as a Delaware corporation in 1964. In 1973, as the result of a corporate merger, it became the successor of Ace Hardware Corporation, an Illinois corporation that was organized in 1928. Until 1973, the Illinois corporation conducted the business now being engaged in by our Company. Our main executive offices are located at 2200 Kensington Court, Oak Brook, Illinois 60523. Our main telephone number is (630) 990-6600.

  We operate primarily as a wholesaler of hardware and related products, and we also manufacture paint products. We mainly sell our products to hardware dealers who have Membership Agreements with us. These Membership Agreements allow the hardware dealers to purchase merchandise and services from us and to license some of our marks, such as "Ace" and "Ace Hardware." (See the heading "Factors To Be Considered," subheading "Documents Accompanying Prospectus," and the heading "The Company's Business" subheading "Membership Agreement").

  We operate on a cooperative basis and distribute patronage dividends to our eligible member dealers each year on the basis of quantity or value of business that we do with them. (See the subheading "Distribution of Patronage Dividends").

  As of the end of our 2000 fiscal year on December 30, 2000, there were 5,011 stores having Membership Agreements with us. The States with the largest concentration of members are California (approximately 10%), Texas (approximately 6%), Florida and Illinois (approximately 5% each), and Michigan and Georgia (approximately 4%
each). The States where we shipped the largest percentages of merchandise in fiscal year 2000 are California (approximately 12%), Illinois (approximately 10%), Florida (approximately 6%), Texas, Michigan and Georgia (approximately 4% each). Approximately 6.7% of our sales are made to locations outside of the United States and its territories.

  The number of member locations that we had during each of our past three fiscal years is summarized in the following table:

                                           2000     1999     1998
                                          -----    -----    -----
  Member outlets at beginning of period   5,082    5,039    5,032
  New member outlets                        208      264      231
  Member outlets terminated                 279      221      224
                                          -----    -----    -----
  Member outlets at end of period         5,011    5,082    5,039
                                          =====    =====    =====
  Dealers having one or more member
    outlets at end of period              3,858    3,932    3,963


  We service our dealers by buying merchandise in quantity lots, mainly from manufacturers. We then warehouse large quantities of this merchandise and sell it in smaller lots to our dealers. Most of the products that we distribute to our members from our warehouses are sold at a price that we establish ("dealer cost"), to which a 10% adder ("handling charge") is generally added. In fiscal year 2000, warehouse sales were 70% of our total sales and bulletin sales were 3% of our total sales with the balance of 27% being direct shipment sales.

  The following is a breakdown of our total warehouse sales among various general classes of merchandise for each of the past three fiscal years:

     Class of Merchandise                          2000     1999     1998
     --------------------                          ----     ----     ----
     Paint, cleaning and related supplies           20%      20%      20%
     Plumbing and heating supplies                  15%      15%      15%
     Hand and power tools                           14%      14%      14%
     Garden, rural equipment and related supplies   14%      13%      13%
     Electrical supplies                            12%      13%      13%
     General hardware                               12%      12%      12%
     Sundry                                          7%       7%       7%
     Housewares and appliances                       6%       6%       6%

  We sponsor two major hardware conventions each year at various locations. We invite dealers and vendors to attend, and dealers generally place orders that are delivered before the next convention. During the convention, there are exhibits of regular merchandise, new merchandise and seasonal merchandise. Lawn and garden supplies and exterior paints are seasonal merchandise in many parts of the country. Some types of goods such as holiday decorations are also seasonal.

  Warehouse sales involve the sale of merchandise that we inventory at our warehouses. Direct shipment sales involve sales where the merchandise is shipped directly to dealers by vendors. Bulletin sales involve our special bulletin offers where we order specific merchandise after dealers sign up to buy particular quantities of it.

  Dealers place direct shipment orders with our vendors using special purchase orders. The vendors then bill us for these orders, which are shipped directly to dealers. We, in turn, bill the ordering dealers with an adder ("handling charge") that varies according to the following schedule:

     Invoice Amount                Adder (Handling Charge)
     --------------                -----------------------
     $    0.00 to $  999.99        2.00% or $1.00 whichever is greater
     $1,000.00 to $1,999.99        1.75%
     $2,000.00 to $2,999.99        1.50%
     $3,000.00 to $3,999.99        1.25%
     $4,000.00 to $4,999.99        1.00%
     $5,000.00 to $5,999.99         .75%
     $6,000.00 to $6,999.99         .50%
     $7,000.00 to $7,999.99         .25%
     $8,000.00 and over             .00%

  We make bulletin sales based upon notices from dealers that they wish to participate in one of our special bulletins offers. Generally, we notify dealers of our intention to purchase certain products for bulletin shipment. We then purchase these products in the quantities that the dealers order. When the bulletin shipment arrives, we do not place it into warehouse inventory. Rather, we break it up into smaller quantities and deliver it to the dealers who ordered it. We generally apply a 6% adder ("handling charge") to this category of sales.

  We typically apply an additional adder of 3% to merchandise that is exported outside of the United States, its territories and possessions. Ace dealers located outside of the United States, its territories and possessions who are not subject to the additional 3% adder are assessed a flat 2% adder on all direct shipment sales. We maintain inventories to meet only normal resupply orders. Resupply orders help keep our inventories at normal levels. Usually these resupply orders are filled within one day of receipt. Bulletin orders are somewhat similar to resupply orders, but can be for future delivery. We do not backlog normal resupply orders and therefore, no significant backlog exists at any point in time.

  Our Store Traffic Opportunity Program ("STOP") is a program where we offer our dealers specific products that we assign to a "competitive price sales" classification. These products are delivered from our warehouses with or without the addition of freight charges and with an adder (if any) of up to 5%, determined on an item by item basis. Management has the authority to add and withdraw items from the STOP program, and to establish reasonable minimum or multiple item purchase requirements for this program. We do not make any patronage dividend distributions for purchases under the STOP program. We do, however, consider STOP purchases to be either warehouse purchases or bulletin purchases, as applicable, in determining the forms of patronage dividend distributions. (See the heading "Business," subheading "Forms of Patronage Dividend Distributions.")

  Our LTL Plus Program allows dealers to purchase full or partial truckloads of products from specific vendors for direct shipment delivery. No adder or national advertising assessment applies to these purchases. (See heading "The Company's Business," subheading "Patronage Dividend Determinations and Allocations.")

  In addition to hosting conventions as well as other shows and product exhibits for our dealers, we also provide many special services. We offer these services at established charges. These services include inventory control systems, as well as price and bin ticketing. We also provide dealers with a checklist service so that they can have current information about the merchandise that we offer. We also provide a choice of ongoing educational and training programs for dealers. (See the heading "The Company's Business," subheading "Special Charges and Assessments.")

  Our wholly owned subsidiary, Ace Insurance Agency, Inc., offers a Group Dealer Insurance Program so that dealers can purchase different types of insurance coverage. This program offers "all risk" property insurance and business interruption, crime, liability and workers' compensation insurance, in addition to medical insurance for store employees. AHC Realty Corporation, another wholly owned subsidiary, offers broker services to dealers who want to buy or sell stores. Loss Prevention Services, Inc., another wholly owned subsidiary, offers security training and other loss prevention services to dealers.

  Our wholly owned subsidiary, Ace Hardware Canada, Limited, operates as a wholesaler of hardware and related merchandise in Canada. It has two distribution facilities located in Calgary, Alberta and Brantford, Ontario. Ace Hardware Canada, Limited generated less than three percent (3%) of our consolidated revenue during fiscal year 2000.

  We operate our Company-owned retail hardware stores through our wholly owned subsidiaries A.H.C. Store Development Corp. and Ace Corporate Stores, Inc. For further information about these stores, please see the heading "Properties" which appears later in this Prospectus.

  We manufacture paint and similar coating products at our factories in Matteson and Chicago Heights, Illinois. These factories are the main source of the paint products that we offer for sale. We operate our paint manufacturing business as a separate Division of our Company for accounting purposes. We purchase all our raw materials for paint manufacturing from outside sources. We have had adequate sources of raw materials in the past, and we do not currently expect any shortages of raw materials that would have a major impact on our paint operations. Paint manufacturing is seasonal in the sense that greater paint sales occur from April through September. Historically, our need to comply with environmental laws and regulations has not had a major effect on our ability to conduct our paint manufacturing operations.

  Our business, both hardware wholesaling and paint manufacturing, is not dependent on any major suppliers and we feel that seasonal fluctuations do not have a major effect on our operations. For more discussion of our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  We also offer services to members that relate to the operation of their retail businesses. We provide these services (such as advertising, merchandising and training programs) to assist our members and in some cases, to maximize our centralized buying power.

Strategic Planning

  We have a strategic planning process that results in goals, objectives and programs that we want to develop in the future for our Company and our members. Because strategic plans deal with the future, this discussion of them contains "forward looking statements," which are based on our current expectations. The actual results of our efforts can differ greatly from the results that we might desire. We believe that we have the facilities, the employees and the resources for ongoing success as we implement our plans and programs, but the future is difficult to forecast, especially things like revenues, costs, margins and profits which are influenced by many factors. Some of these factors are discussed below.

  The effects of future growth in the hardware and hardlines-related industries, are uncertain. By "hardlines-related industries" we mean home center, do-it-yourself, rental and commercial/industrial categories. The future condition of the economy is also uncertain, when viewed domestically, internationally or in specific geographical regions. Some other uncertainties that could affect our plans include possible future changes in merchandise and inventory prices, and the effect of increasingly intense competition. There could be potential shifts  in  market  demand  for  some  products.  Lawsuits  and  laws, especially laws dealing with franchising, licensing, importing, exporting and environmental matters could affect our future business. We cannot predict whether these uncertainties might cause future costs or liabilities or have some other effect on our future ability to achieve our plans.

  Through our ongoing strategic planning process we have focused our plans around four segments for future growth and success in our competitive industry. These four cornerstones are: Retail Success (store operations), Wholesale Success (distribution), International growth and new member growth. Retail success for our dealers is a primary objective because, in our opinion, it drives both their retail performance and our wholesale growth. We have therefore increased our efforts to assist members in "retail success initiatives," which are designed to improve their retail performance and competitiveness. These retail success initiatives include retail goals that we urge dealers to strive for within their stores and in locally competitive markets. These goals do not, however, impose major restrictions or requirements on members. Our minimum requirements for the acceptance of new members are outlined in the current Membership Agreement and Supplement and in the Member Operational Requirements that apply under that Agreement. The Operational Requirements do require that, within one year the member must make us the primary source of supply and terminate any previous participation in the program of any other major hardware wholesaler. There are currently no general requirements (apart from special voluntary programs) where members have to make particular percentages of purchases from us or have to achieve minimum retail performance levels, such as sales dollars per square foot.

  Our current strategic initiative, Vision 21, focuses on becoming a world class retail organization through encouraging dealers to adopt certain merchandising, marketing and operational practices that are supported by some of our most successful dealers to improve the Company's and the dealers' overall competitiveness and efficiency. The cornerstones to Vision 21 are to improve retailers' sales and profits, streamline our processes, bring wholesale and retail together as one Ace team and provide ultimate customer satisfaction. Vision 21 goals include minimizing disparities between retail and wholesale, developing dealer-friendly procedures that take duplication and costs out of dealers' operations, achieving consistent implementation of programs more rapidly and improving the dealers' financial performance and their ability to pursue new stores and store expansions. As retailers become Vision 21 retailers they are afforded various benefits to assist them to succeed at retail.

Special Charges and Assessments

  We sponsor a national advertising program. To pay for this program, we assess dealers an amount equal to 1.365% of their purchases (except purchases of LTL Plus and certain hardware and software computer systems), with minimum and maximum yearly assessments of $1,916.46 and $6,500.00, respectively, for each store location. Effective January 1, 2001, we will assess dealers an amount equal to 1.5% of their purchases. The minimum assessment is $2,223.00, and the maximum assessment is $6,800.00 for each store location. We grant exemptions from these assessments and make various adjustments to them for stores located outside the continental United States. These exemptions and adjustments are based on our management's evaluation of the number and types of television broadcasts that are received in these areas. The amount of our national advertising assessment can be changed from time to time by our Board of Directors. We can also impose assessments at a flat monthly rate or based on a percentage of sales for regional advertising not to exceed 2% of a dealer's annual purchases. Regional advertising assessments are subject to the same minimum and maximum amounts as the National Advertising assessment.

  Every two weeks, we bill the member store for a special low volume account service charge of $75 if annual purchases from us are less than $50,000. Effective January 1, 2001, every two weeks, we will bill the store for a special low volume account service charge of $60 per bi-weekly billing statement period if purchases from us during such period are less than $5,700.00. The low volume service charges that we bill to the store in a specific year are automatically refunded if that store's total purchases increase to over $148,200 during the year. The store is excused from this low volume account service charge during the first 12 months that it is a member. There are some exceptions to our low volume account service charges that are described below:

    1. If you purchase $148,200 of merchandise from us during the year, we give you credit on your next billing statement for any low volume charges which we billed to you earlier in the year. We then stop billing you for low volume account service charges for the rest of the year, even if your current purchases on a billing statement are less than $5,700; and

    2. We do not bill low volume account service charges every two weeks if your store's sales volume with us the year before was at our minimum ($148,200), but we will bill these charges in a lump sum to your last statement of the year if you do not reach our applicable minimum by that time.

  An Ace store that falls below our minimum purchase levels can also be subject to termination.

  We add a late payment service charge on any past due balance that you owe us for merchandise, services, or your stock subscription. The current rate for the late payment service charge is .77% per bi-weekly statement period, except in Texas where the charge is .384% and Georgia where the charge is .692%. We consider a past due balance to exist whenever we do not receive payment of the amount shown as due on your billing statement within 10 days after the date of that statement. We can change the rate of our late payment service charge from time to time.

  Our retail training program called the "Ace Training Network" is required for all member stores in the United States and U.S. Territories. Under the "Ace Training Network," we will bill a monthly fee which we call a "monthly training assessment." This assessment is $16 per month for each single store or parent store and $11 for each branch store. A single store or parent store is one that has a share of our Class A voting stock (or one that involves a stock subscription for a share of our Class A Stock.) A branch store is one whose membership involves only shares (or a subscription for shares) of our nonvoting Class C Stock. (See Article XXV, Section 2 of our By-laws which are reprinted in Appendix A.) Branch stores can request an exemption from the monthly training assessment.

  With the Ace Training Network, you have the option of choosing how your monthly training assessment dollars will be spent. Under this program, one point equals one dollar in your training account. We credit you with another point for each dollar you pay for your monthly training assessment. Thus, a single store or parent store can earn 16 points per month and a branch store can earn 11 points per month. You may use your points at any time to buy one of the training programs that we offer. If you do not have enough points for the program that you want, you can use the points that you have and we will bill you for the difference. Multiple stores and member groups can pool their points together to purchase our training programs.

  We  also  have a mandatory subscription service for Material  Safety
Data Sheet information for all member stores located in the United States. As of the date of this filing, the yearly assessment for these subscriptions is $20 for each single store or parent store and $10 for each branch store.

Trademark and Service Mark Registrations

  The names "ACE HARDWARE" and "ACE" are used extensively by members and ourselves in the promotion, advertising and marketing of products and services that we sell. We have had the following Trademark and Service Mark Registrations issued by the U.S. Patent and Trademark Office for our marks:


                                                Registration
     Description of Mark          Type of Mark     Number     Expiration Date
     -------------------          ------------  ------------  ---------------
  "ACE HARDWARE" with winged
    emblem design                 Service Mark     840,176    December 5, 2007
  "ACE HARDWARE" with winged
    emblem design                 Service Mark     840,176    December 5, 2007
  "ACE HARDWARE" with winged
    emblem design                 Trademark        898,070    September 8, 2000(1)
  "THE PAINTIN' PLACE"            Service Mark   1,138,654    August 12, 2000(2)
  "HARDWARE UNIVERSITY"
    with design                   Service Mark   1,180,539    December 1, 2001
  "SUPER STRIKER"                 Trademark      1,182,330    December 15, 2001
  "PACE" with design              Service Mark   1,208,887    September 14, 2002
  "ACE HARDWARE" with winged
    emblem design                 Trademark      1,277,581    May 15, 2004
  "ACE HARDWARE" in stylized
    lettering design              Trademark      1,426,137    January 27, 2007
  "ACE" in stylized lettering
    design                        Service Mark   1,464,025    November 3, 2007
  "ACE HARDWARE" in stylized
    lettering design              Service Mark   1,486,528    April 26, 2008
  "ACE HARDWARE AND
  GARDEN CENTER" in stylized
    lettering design              Service Mark   1,487,216    May 3, 2008
  "ACE NEW EXPERIENCE" in
    stylized lettering design     Trademark      1,554,322    September 5, 2009
  "ACE SEVEN STAR" in stylized
    lettering design              Trademark      1,556,389    September 19, 2009
  "ACE BEST BUYS" in circle
    design                        Service Mark   1,560,250    October 10, 2009
  "ACENET"                        Service Mark   1,574,019    December 26, 2009
  "ACE IS THE PLACE"              Service Mark   1,602,715    June 19, 2010
  "LUB-E"                         Trademark      1,615,386    October 2, 2010
  "ASK ACE"                       Service Mark   1,653,263    August 6, 2001
  Christmas Elves design          Trademark      1,669,306    December 24, 2001
  "ACE 2000"                      Service Mark   1,682,467    April 7, 2002
  "ACE" in stylized lettering
    design                        Trademark      1,683,538    April 21, 2002
  "THE OAKBROOK COLLECTION"
    in stylized lettering design  Trademark      1,707,986    August 18, 2002


                                                Registration
     Description of Mark          Type of Mark     Number     Expiration Date
     -------------------          ------------  ------------  ---------------
  "ACE HARDWARE BROWN BAG
    BONANZA" with design          Service Mark   1,761,277    April 13, 2003
  "ACE HARDWARE
    COMMITTED TO A QUALITY
    ENVIRONMENT" design           Service Mark   1,764,803    April 13, 2003
  "STORE 2000 THE
    STORE OF THE FUTURE"          Service Mark   1,811,032    December 14, 2003
  "ENVIROCHOICE"                  Trademark      1,811,392    December 14, 2003
  "CELEBRATIONS"                  Service Mark   1,918,785    September 12, 2005
  Repetitive Stylized "A" design  Service Mark   1,926,798    October 10, 2005
  "The NEW AGE OF ACE" design     Service Mark   1,937,008    November 21, 2005
  "ACE RENTAL PLACE" in stylized
     lettering design             Service Mark   1,943,140    December 19, 2005
  "HELPFUL HARDWARE FOLKS"        Service Mark   1,970,828    April 30, 2006
  "ACE HOME CENTER"               Service Mark   1,982,130    June 25, 2006
  "SEALTECH"                      Trademark      2,007,132    October 8, 2006
  "GREAT FINISHES"                Trademark      2,019,696    November 26, 2006
  "WOODROYAL"                     Trademark      2,065,927    May 27, 2007
  "ROYAL SHIELD"                  Trademark      2,070,848    June 10, 2007
  "ROYAL TOUCH"                   Trademark      2,070,849    June 10, 2007
  "QUALITY SHIELD"                Trademark      2,102,305    September 30, 2007
  "QUALITY TOUCH"                 Trademark      2,102,306    September 30, 2007
  "STAINHALT"                     Trademark      2,122,418    December 16, 2007
  "ACE CONTRACTOR CENTER"         Service Mark   2,158,681    May 19, 2008
  "NHS NATIONAL
    HARDLINES SUPPLY"             Service Mark   2,171,775    July 7, 2008
  "ACE COMMERCIAL &
    INDUSTRIAL SUPPLY"            Service Mark   2,186,394    September 1, 2008
  "THE OAKBROOK COLLECTION"       Trademark      2,187,586    September 8, 2008
  "ACE GARDEN PLACE"              Service Mark   2,227,729    March 2, 2009
  "ACE ROYAL"                     Trademark      2,237,981    April 13, 2009
  "HELPFUL HARDWARE CLUB"         Service Mark   2,239,400    April 13, 2009
  "THE FOLKS IN THE RED VEST"     Service Mark   2,261,946    July 20, 2009
  "ACE CONTRACTOR PRO"            Trademark      2,273,483    August 31, 2009
  "ILLUMINATIONS"                 Trademark      2,353,666    May 30, 2010
  "YOUR NEIGHBORHOOD
    SOLUTIONS PLACE"              Service Mark   2,386,359    September 12, 2010
  "ACE" with accent design        Service Mark   2,378,123    August 15, 2010
  "ACE SOLUTIONS PLACE"           Service Mark   2,394,181    October 10, 2010

(1) Application for renewal of registration filed October 10, 2000.

(2) Application for renewal of registration filed August 4, 2000.

  As of the date of this filing, we also have the following applications for new registrations pending in the U.S. Patent and Trademark Office:

  Mark                             Type of goods/services
  ----                             ----------------------
  "STORE-IT-RIGHT"                 hardware products, namely,
                                   hooks, brackets, knobs, hangers
                                   and extensions for support or hanging

  "ACE HOMEPLACE"                  magazines

  "ACE" with halo design           retail hardware store services

Competition

  Competitive conditions in the wholesale and retail hardware industry are intense and increasing. Independent hardware retailers must remain competitive with discount stores and chain stores, such as WalMart, Home Depot, Menard's, Sears, and Lowe's, and with other mass merchandisers. Retail hardware stores have been slowly shifting their locations to high rent shopping centers. There has also been a trend toward longer store hours. There is intense pressure on hardware retailers to obtain low cost wholesale supply sources. In several markets in the United States, we also compete directly with other dealer-owned wholesalers such as TruServ Corporation, Do it Best Corporation and United Hardware Distributing Co.

Employees

  We have 5,513 full-time employees, of which 1,685 are salaried employees. We also have, as of the end of the 2000 fiscal year, union contracts covering one (1) truck driver's bargaining unit and three
(3) warehouse bargaining unit(s). We consider our employee relations with both union and non-union employees to be good, and we have had no strikes in the past five years. In general, our employees are covered by either negotiated or nonnegotiated benefit plans that include hospitalization, death benefits and, with few exceptions, retirement benefits.

Limitations on Ownership of Stock

  Our members own all of our outstanding shares of capital stock. Membership in our Company is limited to approved dealers in hardware and related products who have Membership Agreements with us. These are the only ones eligible to own or purchase shares of any class of our stock.

  No dealer is allowed to own more than 1 share of our Class A voting stock, no matter how many store locations that dealer owns or controls. This ensures that each stockholder in our cooperative has equal voting power. We treat an unincorporated member or a partnership member as being controlled by someone else if 50% or more of the assets or profit shares of that member are owned by (i) another person, partnership or corporation; or (ii) the owner(s) of 50% or more of the assets or profit shares of another unincorporated business firm or (iii) the owner(s) of at least 50% of the capital stock of a corporation. We treat a member that is a corporation as being controlled by someone else if at least 50% of the capital stock of that member is owned by (i) another person, partnership or corporation; or (ii) the owner(s) of at least 50% of the capital stock of another corporation; or (iii) the owner(s) of at least 50% of the assets or profit shares of another unincorporated business.

Distribution of Patronage Dividends

  We operate on a cooperative basis for purchases of merchandise from us that are made by dealers who have become members of our Company. We also operate on a cooperative basis with dealers who have subscribed for shares of our stock but who have not yet actually become "members" because they have not yet fully paid for their $1,000 par value shares of our Class A voting stock. The dealers in either of these two categories are entitled to receive patronage dividends once a year on an equitable basis.

  We made patronage dividend distributions at the following percentages of our sales in the warehouse, bulletin and direct shipment categories and on the total sales of products manufactured by our Paint Division during the past three fiscal years:

                                  2000       1999       1998
                                  ----       ----       ----
      Warehouse Sales         4.43564%   4.98172%   4.78251%
      Bulletin Sales              2.0%       2.0%       2.0%
      Direct Shipment Sales       1.0%       1.0%       1.0%
      Paint Sales              8.1131%    7.8827%    9.1653%

  Under our LTL Plus Program, we also calculate patronage dividends separately on sales of full or partial truckloads of products purchased by eligible dealers from certain vendors (see discussion of LTL Plus Program under the heading "The Company's Business.") The LTL Plus Program patronage dividend was .5% of these sales for fiscal year 2000, 1999 and 1998.

Patronage Dividend Determinations and Allocations

  The amounts that we distribute as patronage dividends consist of our gross profits on business that we do with dealers who qualify for patronage dividend distributions, less a proportionate share of our expenses for administration and operations. Our gross profits consist of the difference between our selling price for the merchandise that these dealers buy from us and our purchase price for that merchandise. Our computation of patronage dividends excludes all of our income and expenses from activities that are not directly related to patronage transactions. The excluded items primarily consist of profits on business that we do with dealers or other customers who do not qualify for patronage dividend distributions and any income or loss that we realize from the disposition of property and equipment. If a disposition occurred, then the income we would derive from this type of recapture would be included in computing patronage dividends.

  Our By-laws provide that, by virtue of dealers being "members" of our Company (that is, by owning shares of our Class A voting stock), they consent to include in their gross income for federal income tax purposes all patronage dividends that we distribute to them. These distributions must be included in gross income for the taxable year in which the dealer receives them. Dealers who have not yet fully paid the $1,000 purchase price for their shares of our Class A voting stock are also required to include all patronage dividends we distribute to them in their gross income as explained above. Under our Stock Subscription Agreement, dealers must expressly consent to take these patronage dividend distributions into their gross incomes.

  The amount of the patronage dividends which dealers must include in their gross incomes includes both the cash portion of patronage dividends and any portion of patronage dividends that we apply against any indebtedness the dealer owes to us in accordance with Section 7 of
Article XXIV of our By-laws. It also includes any portion of patronage dividends that they receive in shares of our Class C nonvoting stock, other property and patronage refund certificates. The Company also has the authority to issue a portion of the patronage dividend in the form of other property.

  Under our present program, patronage dividends on each of our three basic categories of sales (warehouse sales, bulletin sales and direct shipment sales) are allocated separately, as are patronage dividends under our LTL Plus Program. Dividend percentage calculations are made with reference to the net earnings derived from each of the respective categories. The 2000 patronage dividend rate for the LTL Plus Program is 0.5% of our LTL Plus sales. The 2000 patronage dividend rates for direct shipment and bulletin sales are 1% and 2%, respectively, while the current 2000 warehouse patronage dividend rate is 4.44%.

  Patronage dividends are calculated separately for full and partial truckloads of products purchased under the LTL Plus Program. (See the heading "Business", discussion of LTL Plus Program and the subheading "Forms of Patronage Dividend Distributions" below.)

  Any manufacturing profit realized on intracompany sales of products manufactured by our Paint Division is allocated and distributed as patronage dividends to eligible dealers in proportion to their respective annual dollar purchases of paint and related products from that division. The earnings we realize on wholesale sales of the Paint Division's products to our eligible dealers are currently distributed as patronage dividends to them as part of the patronage dividends which they receive each year in the basic patronage dividend categories of warehouse sales, bulletin sales and direct shipment sales. Under Section 8 of Article XXIV of our By-laws, if the Paint Division's manufacturing operations for any year result in a net loss instead of a profit to the Paint Division, this loss would be netted against the earnings we realized from our other activities during the year, so that the earnings available for distribution as patronage dividends from these other activities would be reduced for the year.

  We have established a LBM Retailer Incentive Pool Plan for our members who purchase LBM products through Builder Marts of America, Inc. ("BMA") and are eligible participants under our Ace Contractor Center standards. This is not a patronage dividend plan, but rather an allocation of the increase in our stock investment in BMA. Under the plan, we calculate an annual estimate of the amount by which our stock in BMA has increased or decreased in value from our initial investment, net of certain expenses. We allocate this estimate to eligible members annually based on their qualifying purchases of LBM products. A member's pool allocation only becomes vested and can only be redeemed upon the termination of the member's Ace membership which results in the sale or redemption of Ace stock held for that location, Ace's termination of the LBM Retailer Incentive Pool Plan, or Ace's liquidation, whichever occurs first. Negative pool balances are not charged to members. The 2000 incentive pool rate under this plan is 0.34% of qualifying purchases.

Forms of Patronage Dividend Distributions

  We make patronage dividend distributions to our eligible dealers in cash, shares of our Class C Stock and patronage refund certificates according to a specific plan that has been adopted by our Board of Directors. This plan can be changed from time to time by the Board as they deem fit depending on business conditions and our Company's needs.

  This plan is summarized below for the purchases that our eligible dealers make from us for the year 2000 and subsequent years.

  1.For each of your eligible stores, we initially calculate the minimum cash patronage dividend distribution as follows:

       (a) 20% of the first $5,000 of the total patronage dividends allocated for distribution each year to you based on the purchases made for the eligible store;

       (b) 25% of the portion of the total patronage dividends allocated for that store which exceed $5,000 but do not exceed $7,500;

       (c) 30% of the portion of the total patronage dividends allocated for that store which exceed $7,500 but do not exceed $10,000;

       (d) 35% of the portion of the total patronage dividends allocated for that store which exceed $10,000 but do not exceed $12,500;

       (e) 40% of the portion of the total patronage dividends allocated for that store which exceed $12,500.

  2.We distribute the portion of patronage dividends in excess of the cash or property amounts above in the form of shares of our Class C nonvoting stock (par value $100 per share) until the total par value of all shares of all classes of our capital stock that you hold for the eligible store equals the greater of:

       (a)  $20,000; or

       (b) the sum of purchases in the following categories that you made for the eligible store during the most recent calendar year:

          (i) 15% of the volume of Ace manufactured paint and related products purchases, plus

          (ii) 3% of the volume of drop-shipment or direct purchases (excluding Ace manufactured paint and related products), plus

          (iii)15% of the volume of warehouse and bulletin purchases (including STOP and excluding Ace manufactured paint and related products), plus

          (iv) 4% of the volume of LTL Plus purchases.

     Please note, however, that we do not issue fractional shares of Class C Stock. We take any amount that would result in a fractional share of stock and distribute it in cash or patronage refund certificates instead.

  3.The portion of your total patronage dividends for each of your eligible stores which exceeds the sum of:

     (a)  the cash amount determined under Paragraph 1 above and

     (b) the amount of Class C Stock determined under Paragraph 2 above is distributed to you in cash up to certain limits. The total amount that you receive in cash for an eligible store cannot exceed 45% of that store's total patronage dividends for the year. If a store's total cash distribution would exceed this 45% limit, then the distribution over that amount is made instead in the form of a non-negotiable patronage refund certificate. Our Board of Directors determines the maturity dates and interest rates of these patronage refund certificates before they are issued. These certificates include provisions that give us a first lien on the amount of any indebtedness that you owe us. The certificates also contain language subordinating them to all the rights and claims of our secured creditors, general creditors and our bank creditors. Historically, these patronage refund certificates have matured within five years from the date we issued them.

  Article XXIV, Section 7 of our By-laws requires the cash portion of any patronage dividends to be applied against any indebtedness a member owes us where the membership for his store is terminated before the distribution of patronage dividends. Despite this, however, 20% of a terminated store's total annual patronage dividends will be paid in cash if we receive a timely request for this form of payment.

  Because of the requirement of the U. S. Internal Revenue Code that we withhold 30% of the annual patronage dividends distributed to eligible dealers whose places of business are located in foreign countries or Puerto Rico, the cash portion of patronage dividends to these dealers is a minimum of 30%. There are exceptions to this 30% cash payment in the case of 1) unincorporated Puerto Rico dealers owned by individuals who are U.S. citizens, and 2) certain dealers incorporated in Guam, American Samoa, the Northern Mariana Islands or the U.S. Virgin Islands. These exceptions apply if less than 25% of the stock of these dealers is owned by foreign persons, and at least 65% of their gross income for the last three years has been sufficiently connected with a trade or business in one of these locations or in the United States.

  We also have certain loan programs that allow dealers to pay us back with part of their patronage dividend distributions. For example, to help members buy standardized exterior signs identifying their stores, our Board of Directors has authorized a loan program. Under this program, a dealer may apply to borrow between $100 to $20,000 per location from us for this purpose. If you obtain a loan under this program, you may either repay it in twelve payments billed on your regular bi-weekly billing statement, or you may apply the non-cash portion of your annual patronage dividends (for up to the next three annual patronage dividend distributions) toward payment of your loan.

  Our Board of Directors has also authorized finance programs to help qualified dealers buy certain computer systems from us and to finance capital improvements with patronage dividends. The amount financed cannot exceed 80% of the cost of any system. For PAINTMAKER computers, members have applied to borrow between $1,000 to $15,000 per location repayable over a period of three (3) years.

  Under these programs, members have directed us to first apply the patronage refund certificate portion of their patronage dividend distributions toward the balance owed on financed items and next to apply patronage dividends which would otherwise be payable for the same year in the form of our Class C Stock. These signage, computer financing and store retrofit programs may be revised or discontinued by our Board at any time. Members also have the ability to apply for a Capital Stock loan which is designed to provide them with access to their future patronage dividends to assist them in opening new retail stores or to assist in significant store expansions. These loans are repaid at the end of seven (7) years from rebate distributions of the non-cash portion of the annual rebate on the respective store during that period.

Federal Income Tax Treatment of Patronage Dividends

  Both the shares of Class C nonvoting stock and the patronage refund certificates that we use to pay patronage dividends are "qualified written notices of allocation" within the meaning of Sections 1381 through 1388 of the U.S. Internal Revenue Code. The Company may pay a portion of its dividend in the form of other qualified property pursuant to Section 1382 of the U.S. Internal Revenue Code. These
Sections of the Internal Revenue Code deal with the income tax treatment of cooperatives and their patrons and have been in effect since 1963. The dollar amount stated on a qualified written notice of allocation and the fair market value of other qualified property must be taken into the gross income of the person to whom the notice is issued, even though this dollar amount may not actually be paid to the person in the same year that it is taxed.

  In order for us to receive a deduction from our gross income for federal income tax purposes for the amount of any patronage dividends that we pay to a patron (that is, to one of our eligible and qualifying dealers) in the form of qualified written notices of allocation or other qualified property, we have to pay (or apply against any indebtedness that the patron owes us in accordance with
Section 7 of Article XXIV of our By-laws) not less than 20% of each patron's total patronage dividend distribution in cash and the patron also has to consent to having the written notices of allocation at their stated dollar amounts, and other qualified property at the fair market value, included in his gross income for the taxable year in which he receives them. The Internal Revenue Code also requires that any patronage dividend distributions that we deduct on our federal income tax return for business we do with patrons must be paid to those patrons within 8 months after the end of that taxable year.

  If you become one of our "members" by owning 1 share of Class A voting stock, you are deemed under the U.S. Internal Revenue Code to have consented to take the written notices of allocation and other qualified property that we distribute to you into your gross income. Your consent is deemed because of 1) your act of obtaining or retaining membership in our Company, and 2) because our By-laws provide that your membership constitutes this consent, and we give you written notification of that By-law provision. Under another provision of the Internal Revenue Code, dealers who have subscribed for shares of our stock are also deemed to have consented to take the dollar amounts of their written notices of allocation and other qualified property into their gross incomes. This occurs because of the consent provisions included in the Subscription Agreement for our stock.

  If you receive a patronage refund certificate as part of your patronage dividends (see the subheading "Forms of Patronage Dividend Distributions"), you may be deemed to have received interest income. This interest would arise in the form of an original issue discount to the extent that the face amount of the certificate exceeds the present value of the stated principal and interest payments that we have to pay you under the terms of the certificate. This interest income would be taxable to you "ratably" over the term of the certificate under
Section 7872(b) (2) of the U.S. Internal Revenue Code. Present value for this purpose is determined by using a discount rate equal to the applicable Federal rate in effect as of the day of issuance of the certificate, compounded twice a year.

  We are required to withhold for federal income tax on the total patronage dividend distribution we make to anyone who has not furnished us with a correct taxpayer identification number. We can also be required to withhold federal taxes on the cash portion of each patronage dividend distribution made to someone who fails to certify to us that he is not subject to backup withholding. This withholding obligation based on a failure to certify may not be applicable, however, unless 50% or more of the total distribution is made in cash. Since we distribute all of our patronage dividends for a given year at the same time and since our current patronage dividend plan (see the subheading "Forms of Patronage Dividend Distributions") does not permit any member store to receive more than 45% of its patronage dividends for the year in cash, we believe that a certification failure like this should not ordinarily have any effect on our Company or any of its dealers.

  Patronage dividends that we distribute to patrons who are located in foreign countries or certain U.S. possessions (including those who are incorporated in Puerto Rico or who reside in Puerto Rico but have not become citizens of the United States) have been held to be "fixed or determinable annual or periodic income." Patrons who receive this type of income are currently required to pay a tax of 30% of the amount received under Sections 871(a)(1)(A) and 881(a)(1) of the Internal Revenue Code. When dealers are subject to this 30% tax, we must withhold it from their patronage dividends and pay it over to the U.S. Internal Revenue Service. The above does not apply to a corporation organized in Guam, American Samoa, the Northern Mariana Islands or the U. S. Virgin Islands if less than 25% of its stock is owned by foreign persons and at least 65% of its gross income for the last three years has been effectively connected with the conduct of a trade or business in that location or in the United States.

  The 20% minimum portion of the patronage dividends that must be paid in cash to patrons other than those discussed above may not be enough, depending upon the patron's income tax bracket, to pay all of the patron's federal income tax on his annual patronage dividend distributions. In our management's opinion, the payment of a minimum of 20% of total patronage dividends in cash each year will not have a material adverse affect on our operations or on our ability to obtain sufficient working capital for the normal requirements of our business.

Membership Agreement

  If you apply to become an Ace member, you must sign a Subscription Agreement to purchase our stock. You must also sign our customary Membership Agreement and Supplement. You must submit a payment of $1,500 ($2,500 for conversions or new investor ground-ups effective January 1, 2001) with your signed Membership Agreement and Supplement. We use this fee toward our estimated costs of processing your membership application. If you submit a membership application and we accept it, we sign your Membership Agreement, Supplement and Stock Subscription Agreement and send them back to you for your records. Your membership may generally be terminated upon various notice periods and for various reasons (including voluntary termination by either of us). The details of these reasons and notice periods are in the Membership Agreement. These reasons for termination and notice periods apply except where special laws or regulations in certain locations limit our right to terminate memberships, or require longer notice periods.

Non-Shareholder Programs

  In 1989, our Board of Directors first authorized us to affiliate non-shareholder international dealers who operate retail businesses outside the United States, its territories and possessions. These international dealers sign agreements that differ from our regular Membership Agreement. They may be granted a license to use certain of our trademarks and service marks, but they do not sign stock subscription agreements or become shareholders, nor do they receive patronage dividends.

  In 1995, our Board of Directors first authorized us to affiliate non-shareholder retail accounts other than international dealers. These accounts, which are generally served through our wholly-owned subsidiary National Hardlines Supply, Inc. ("NHS"), are not granted an ongoing license to use our trademarks and service marks. They can purchase selected types of products from us for resale. They are not members of our cooperative, and therefore do not own our stock or receive patronage dividends.

  In 1996, we established a license program for international non-shareholder dealers. These international licensees typically receive the exclusive right to use our trademarks and service marks, as well as exclusive rights to distribute the merchandise they purchase from us in their home countries. International licensees pay us a negotiated license fee and ongoing royalties on their retail sales in exchange for these rights, and for our ongoing training and support.

  In 1996, we also began operations through our subsidiary Ace Hardware Canada, Limited ("Ace Canada"). Ace Canada's customers are non-shareholders who do not receive patronage dividends from us. Only customers signed under the Ace Canada Franchise Agreement are licensed to use our trademarks and service marks.

  In 1998, we began developing joint ventures with certain members as a way of increasing the Ace presence in key markets without the need for Ace to use solely its own resources to open company stores. For each joint venture, we and the member enter into a Limited Liability Company Agreement, with the retailer acting as the managing member. The limited liability company ("LLC") operates the joint venture stores. In each joint venture to date, we own 50% or less of the LLC's units. As of the end of fiscal year 2000, we had entered into five joint ventures. In the future, we may explore other joint venture opportunities with our members; however we consider each situation unique and we evaluate each opportunity on its own merits.

  In our sole discretion, we may offer a member a mutually agreeable termination arrangement. In some situations, a member who terminates on this basis may be offered the opportunity to purchase products from us (including Ace private label products) for a period of up to 5 years after the termination of membership. The former member is not required to make any such purchases from us, but must maintain favorable credit status in order to do so.

  Sales to international non-shareholder dealers accounted for approximately 6.7% of our total sales in 2000 and approximately 6.5% in 1999 and 1998. Sales to domestic non-shareholder locations accounted for less than 2.5% of our total sales in fiscal year 2000, less than 1.5% of our total sales in 1999 and less than 1% in 1998. (See Appendix A, Article XXV, Sections 3 and 4 of our By-laws regarding International Retail Merchants and non-member accounts.)

                              PROPERTIES
  Our general offices are located at 2200 Kensington Court, Oak Brook, Illinois 60523. Information about our main properties appears below:

                                       Square Feet      Owned        Lease
                                       of Facility        or      Expiration
            Location                 (Land in Acres)   Leased        Date
            --------                 ---------------   ------     ----------
  General Offices:
   Oak Brook, Illinois                   206,030       Leased     September 30, 2009
   Oak Brook, Illinois                    70,508       Leased     September 30, 2009
   Oak Brook, Illinois                    15,278       Leased     September 30, 2009
   Downers Grove, Illinois                23,962       Leased     June 30, 2004
   Markham, Ontario, Canada(1)            15,372       Leased     February 28, 2006

  Distribution Warehouses:
   Lincoln, Nebraska                     345,440       Leased     December 31, 2006
   Arlington, Texas                      313,091       Leased     July 31, 2002
   Perrysburg, Ohio                      393,720       Leased     November 1, 2004
   Tampa, Florida                        391,755        Owned
   Hanover, Maryland (2)                 278,505        Owned
   Yakima, Washington                    507,030        Owned
   Maumelle, Arkansas                    597,253        Owned
   LaCrosse, Wisconsin (6)               591,964        Owned
   Huntersville, North Carolina (2)      354,336        Owned
   Rocklin, California                   478,468        Owned
   Gainesville, Georgia                  481,013        Owned
   Prescott Valley, Arizona              631,485        Owned
   Princeton, Illinois                 1,094,756        Owned

                                       Square Feet      Owned        Lease
                                       of Facility        or      Expiration
            Location                 (Land in Acres)   Leased        Date
            --------                  --------------   ------     ----------
   Chicago, Illinois (3)                  18,168       Leased     May 31, 2002
   Odenton, Maryland (3)                  57,500       Leased     June 26, 2003
   Colorado Springs, Colorado            494,219        Owned
   Wilton, New York                      800,525       Leased     September 1, 2007
   Loxley, Alabama                       798,698       Leased     May 27, 2009
   Brantford, Ontario, Canada (4)        354,000       Leased     March 31, 2006
   Calgary, Alberta, Canada (4)          240,000       Leased     December 31, 2001
   Prince George County, Virginia (5)155.4 acres       See Note 5
   Fort Worth, Texas (3)                  10,915       Leased     December 31, 2005

  Print Shop Facility:
   Downers Grove, Illinois                41,000       Leased     April 30, 2002

  Paint Manufacturing Facilities:
   Matteson, Illinois                    371,411        Owned
   Chicago Heights, Illinois             194,000        Owned

  Other Property:
   Aurora, Illinois                     72 acres        Owned


  (1) This property is leased by our subsidiary Ace Hardware Canada, Limited for its corporate office.

  (2) This property is under contract to be sold to Citation Properties, Inc. on May 1, 2001, and leased back by the Company for a five-year term ending April 30, 2006, with an option to terminate the lease at the end of the first nine months of the term. The Company recently announced that it intends to close this facility.

  (3)  This property is leased for use as a freight consolidation center.

  (4) Our subsidiary, Ace Hardware Canada, Limited leases this property for a distribution warehouse.

  (5) This property is owned by Panattoni/Woods Road-Richmond, LCC, which has contracted with the Company to build a 778,000 square foot distribution warehouse. The property and distribution warehouse will be purchased by the Company upon completion, estimated to be on or before May 1, 2001.

  (6) Includes a 220,710 square foot expansion estimated to be completed in May, 2001.

  In addition to the above, we or our subsidiaries, A.H.C. Store Development Corp. and Ace Corporate Stores, Inc. lease other property for retail hardware stores ranging from approximately 13,000 to slightly less than 25,000 square feet in size. The numbers and locations of these leased retail stores as of the date of this filing are summarized in the table below:
                                                 Number of
     State                                  Retail Store Leases
     -----                                  -------------------
     Colorado                                        1
     Georgia                                         8
     Illinois                                        6
     New Jersey                                      2
     Washington                                      9
     Wisconsin                                       1

  We also lease a fleet of trucks and equipment for the main purpose of delivering merchandise from our warehouses to our dealers.



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----

Independent Auditors' Report                                           29

Consolidated Balance Sheets as of December 30, 2000
 and January 1, 2000                                                   30

Consolidated Statements of Earnings and Consolidated Statements of
 Comprehensive Income for each of the years in the three-year
 period ended December 30, 2000                                        32

Consolidated Statements of Member Dealers' Equity for each of the
 years in the three-year period ended December 30, 2000                33

Consolidated Statements of Cash Flows for each of the years in the
 three-year period ended December 30, 2000                             34

Notes to Consolidated Financial Statements                             35



                     INDEPENDENT AUDITORS' REPORT



The Board of Directors
Ace Hardware Corporation:

  We have audited the accompanying consolidated balance sheets of Ace Hardware Corporation and subsidiaries as of December 30, 2000 and January 1, 2000 and the related consolidated statements of earnings, comprehensive income, member dealers' equity and cash flows for each of the years in the three-year period ended December 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ace Hardware Corporation and subsidiaries as of December 30, 2000 and January 1, 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 2000 in conformity with accounting principles generally accepted in the United States of America.


                              KPMG LLP



Chicago, Illinois
January 26, 2001



                       ACE HARDWARE CORPORATION

                      CONSOLIDATED BALANCE SHEETS

                  December 30, 2000 and January 1, 2000

                                ASSETS

                                                 December 30,       January 1,
                                                     2000              2000
                                                 -------------     ------------
                                                        (000's omitted)
Current assets:
 Cash and cash equivalents                       $     24,644      $    35,422
 Short-term investments                                12,772               -
 Receivables:
   Trade                                              316,339          317,144
   Other                                               59,090           56,360
                                                 -------------     ------------
                                                      375,429          373,504
   Less allowance for doubtful receivables             (2,458)          (2,625)
                                                 -------------     ------------
     Net receivables                                  372,971          370,879
 Inventories (Note 2)                                 395,565          373,090
 Prepaid expenses and other current assets             15,105           13,341
                                                 -------------     ------------
     Total current assets                             821,057          792,732
                                                 -------------     ------------
Property and equipment (Note 10):

 Land                                                  16,791           18,210
 Buildings and improvements                           211,024          188,795
 Warehouse equipment                                   90,250           79,573
 Office equipment                                      99,560           94,377
 Manufacturing equipment                               14,590           14,360
 Transportation equipment                              16,888           16,426
 Leasehold improvements                                17,445           17,400
 Construction in progress                               2,054           14,456
                                                 -------------     ------------
                                                      468,602          443,597
   Less accumulated depreciation and
     amortization                                    (206,712)        (184,419)
                                                 -------------     ------------
     Net property and equipment                       261,890          259,178

Other assets                                           39,226           29,574
                                                 -------------     ------------
Total Assets                                     $  1,122,173      $ 1,081,484
                                                 =============     ============

     See accompanying notes to consolidated financial statements.



                       ACE HARDWARE CORPORATION

                      CONSOLIDATED BALANCE SHEETS

                 December 30, 2000 and January 1, 2000


                LIABILITIES AND MEMBER DEALERS' EQUITY

                                                 December 30,       January 1,
                                                     2000              2000
                                                 -------------     ------------
                                                         (000's omitted)

Current liabilities:
 Current installments of long-term debt
   (Note  4)                                     $      6,904      $     4,067
 Short-term borrowings (Note 3)                        81,500           49,869
 Accounts payable                                     448,766          449,497
 Patronage dividends payable in cash (Note 5)          34,764           38,173
 Patronage refund certificates payable (Note 5)         4,795              373
 Accrued expenses                                      61,587           69,990
                                                 -------------     ------------
     Total current liabilities                        638,316          611,969

Long-term debt (Note 4)                               105,891          111,895
Patronage refund certificates payable (Note 5)         68,385           55,257
Other long-term liabilities                            24,923           22,400
                                                 -------------     ------------
     Total liabilities                                837,515          801,521
                                                 -------------     ------------

Member dealers' equity (Notes 5 and 8):
 Class A Stock of $1,000 par value                      3,783            3,856
 Class B Stock of $1,000 par value                      6,499            6,499
 Class C Stock of $100 par value                      250,480          241,226
 Class C Stock of $100 par value, issuable
   to dealers for patronage dividends                  24,267           21,648
 Additional stock subscribed, net                         351              498
 Retained earnings (deficit)                           (5,551)             594
 Contributed capital                                   13,485           13,485
 Accumulated other comprehensive income (loss)           (162)             291
                                                 -------------     ------------
                                                      293,152          288,097
 Less:  Treasury  stock, at cost                       (8,494)          (8,134)
                                                 -------------     ------------
     Total member dealers' equity                     284,658          279,963
                                                 -------------     ------------
 Commitments (Notes 6 and 10)
                                                 -------------     ------------
                                                 $  1,122,173      $ 1,081,484
                                                 =============     ============



     See accompanying notes to consolidated financial statements.



                       ACE HARDWARE CORPORATION

                  CONSOLIDATED STATEMENTS OF EARNINGS




                                                            Year Ended
                                             ---------------------------------------
                                             December 30,   January 1,   January 2,
                                                 2000          2000         1999
                                             ------------- ------------ ------------
                                                          (000's omitted)

Net sales                                    $  2,945,151  $ 3,181,802  $ 3,120,380
Cost of sales                                   2,665,614    2,908,138    2,879,296
                                             ------------- ------------ ------------
 Gross profit                                     279,537      273,664      241,084
                                             ------------- ------------ ------------
Operating expenses:
 Warehouse and distribution                        32,516       28,122       27,204
 Selling, general and administrative               85,774       87,763       83,228
 Retail success and development                    73,132       57,149       32,907
                                             ------------- ------------ ------------
   Total operating expenses                       191,422      173,034      143,339
                                             ------------- ------------ ------------
     Operating income                              88,115      100,630       97,745

Interest expense (Note 12)                        (21,803)     (16,651)     (17,412)
Other income, net                                  14,207       10,416        9,363
Income taxes (Note 7)                                (127)      (1,833)      (1,736)
                                             ------------- ------------ ------------
        Net earnings                         $     80,392  $    92,562  $    87,960
                                             ============= ============ ============

Retained earnings at beginning of year       $        594  $     3,292  $     3,354
Net earnings                                       80,392       92,562       87,960
Patronage dividends (Note 5)                      (86,537)     (95,260)     (88,022)
                                             ------------- ------------ ------------
Retained earnings (deficit) at end of year   $     (5,551) $       594  $     3,292
                                             ============= ============ ============




                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME




                                                       Year Ended
                                        ---------------------------------------
                                        December 30,   January 1,   January 2,
                                            2000          2000         1999
                                        ------------- ------------ ------------
                                                    (000's omitted)

Net earnings                            $     80,392  $    92,562  $    87,960
Unrealized gains on securities                   458           --           --
Foreign currency translation, net               (911)       1,109         (483)
                                        ------------- ------------ ------------
   Comprehensive income                 $     79,939  $    93,671  $    87,477
                                        ============= ============ ============


     See accompanying notes to consolidated financial statements.



                                                 ACE HARDWARE CORPORATION
                                    CONSOLIDATED STATEMENTS OF MEMBER DEALERS' EQUITY
                                  Three Years Ended December 30, 2000  (000's omitted)

                                                         Class C                                       Accum-
                                                          Stock                                        ulated
                                                        Issuable to                                  Other Comp-
                                                        Dealers for Additional Retained              rehensive
                                 Class A Class B Class C Patronage   Stock     Earnings Contributed   Income/  Treasury
                                  Stock   Stock   Stock  Dividends Subscribed* (deficit)  Capital      (loss)    Stock   Total
                                  -----   -----   ------ --------- ----------- ---------  -------   ---------    -----   ------
Balance at December 31, 1997     $3,874  $6,499 $213,609   $22,366   $   383   $ 3,354    $ 3,295   $  (335)  $(7,566) $245,479
 Net earnings                        -       -        -         -         -     87,960         -         -         -     87,960
 Net payments on subscriptions       -       -        -         -      1,463        -          -         -         -      1,463
 Patronage financing deductions      -       -        -       (485)       -         -          -         -         -       (485)
 Stock issued                       215      -    23,526   (21,881)   (1,375)       -          -         -         -        485
 Stock repurchased                   -       -        -         -         -         -          -         -    (11,055)  (11,055)
 Stock retired                     (243)     -   (10,564)       -         -         -          -         -     10,807        -
 Patronage dividends issuable        -       -        -     26,170        -         -          -         -         -     26,170
 Patronage dividends payable         -       -        -         -         -    (88,022)        -         -         -    (88,022)
 Accumulated other
   comprehensive income              -       -        -         -         -         -          -       (483)       -       (483)
                                 ------  ------  ------- --------- ----------- --------   -------   --------   ------   -------
Balance at January 2, 1999        3,846   6,499  226,571    26,170       471     3,292      3,295      (818)   (7,814)  261,512
 Net earnings                        -       -        -         -         -     92,562         -         -         -     92,562
 Net payments on subscriptions       -       -        -         -      1,531        -          -         -         -      1,531
 Patronage financing deductions      -       -        -       (847)       -         -          -         -         -       (847)
 Stock issued                       238      -    26,616   (25,323)   (1,504)       -          -         -         -         27
 Stock repurchased                   -       -        -         -         -         -          -         -    (12,509)  (12,509)
 Stock retired                     (228)     -   (11,961)       -         -         -          -         -     12,189        -
 Patronage dividends issuable        -       -        -     21,648        -         -      10,190        -         -     31,838
 Patronage dividends payable         -       -        -         -         -    (95,260)        -         -         -    (95,260)
 Accumulated other
    comprehensive income              -       -        -         -         -         -          -      1,109       -      1,109
                                 ------  ------  ------- --------- ----------- --------   -------   --------   ------   -------
Balance at January 1, 2000        3,856   6,499  241,226    21,648       498       594     13,485       291    (8,134)  279,963
 Net earnings                        -       -        -         -         -     80,392         -         -         -     80,392
 Net payments on subscriptions       -       -        -         -      1,830        -          -         -         -      1,830
 Patronage financing deductions      -       -        -       (158)       -         -          -         -         -       (158)
 Stock issued                       234      -    23,391   (21,490)   (1,977)       -          -         -         -        158
 Stock repurchased                   -       -        -         -         -         -          -         -    (14,804)  (14,804)
 Stock retired                     (307)     -   (14,137)       -         -         -          -         -     14,444        -
 Patronage dividends issuable        -       -        -     24,267        -         -          -         -         -     24,267
 Patronage dividends payable         -       -        -         -         -    (86,537)        -         -         -    (86,537)
 Accumulated other
   comprehensive income              -       -        -         -         -         -          -       (453)       -       (453)
                                 ------  ------ -------- --------- ----------- --------   -------   --------  -------- --------
Balance at December 30, 2000     $3,783  $6,499 $250,480   $24,267   $   351   $(5,551)   $13,485   $  (162)  $(8,494) $284,658
                                 ======  ====== ======== ========= =========== ========   =======   ========  ======== ========


*Additional stock subscribed is comprised of the following amounts at January 2, 1999, January 1, 2000 and December 30, 2000:

                                                  1998    1999   2000
                                                  ----    ----   ----
                     Class A Stock               $  60   $ 118  $  41
                     Class B Stock                  -       -      -
                     Class C Stock                 955   1,452    975
                                                 -----   -----  -----
                                                 1,015   1,570  1,016
                     Less unpaid portion           544   1,072    665
                                                 -----   -----  -----
                                                 $ 471   $ 498  $ 351
                                                 =====   =====  =====
     See accompanying notes to consolidated financial statements.





                       ACE HARDWARE CORPORATION

                 CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        Year Ended
                                                         --------------------------------------
                                                         December 30,   January 1,   January 2,
                                                             2000          2000         1999
                                                         ------------  -----------  -----------
                                                                     (000's omitted)
Operating Activities:
Net earnings                                              $    80,392   $   92,562   $   87,960
Adjustments to reconcile net earnings to net cash
 provided by operating activities:
  Depreciation and amortization                                32,273       23,396       21,536
  Decrease (increase) in accounts receivable, net             (11,569)      13,095      (44,481)
  Decrease (increase) in inventories                          (22,475)     (38,685)       4,104
  Decrease (increase) in prepaid expenses and
   other current assets                                        (1,764)       1,805       (1,531)
  Increase (decrease) in accounts payable and
   accrued expenses                                            (9,134)      (1,101)      42,264
  Increase in other long-term liabilities                       2,523        3,718        3,960
                                                          ------------  -----------  -----------
   Net Cash Provided by Operating Activities                   70,246       94,790      113,812
                                                          ------------  -----------  -----------
Investing Activities:
 Purchase of short-term investments                           (12,314)          -            -
 Purchase of property and equipment                           (44,649)     (43,074)     (26,554)
 Proceeds from sale of property and equipment                   9,664          349        8,148
 Increase in  other  assets                                   (10,563)     (21,160)      (3,383)
                                                          ------------  -----------  -----------
   Net Cash Used in Investing Activities                      (57,862)     (63,885)     (21,789)
                                                          ------------  -----------  -----------
Financing Activities:
 Proceeds (payments) of short-term borrowings                  31,631       24,869      (17,000)
 Proceeds from notes payable                                       -            -        26,117
 Payments on long-term debt                                    (3,167)      (6,892)      (7,593)
 Payment of cash portion of patronage dividend                (38,173)     (34,826)     (29,943)
 Payments of patronage refund certificates                       (479)     (21,557)     (14,282)
 Proceeds from sale of common stock                             1,830        1,531        1,463
 Repurchase of common stock                                   (14,804)     (12,509)     (11,055)
                                                          ------------  -----------  -----------
     Net Cash Used in Financing Activities                    (23,162)     (49,384)     (52,293)
                                                          ------------  -----------  -----------

Increase (decrease) in Cash and Cash Equivalents              (10,778)     (18,479)      39,730
Cash and Cash Equivalents at beginning of year                 35,422       53,901       14,171
                                                          ------------  -----------  -----------
Cash and Cash Equivalents at end of year                  $    24,644   $   35,422   $   53,901
                                                          ============  ===========  ===========

     See accompanying notes to consolidated financial statements.



                       ACE HARDWARE CORPORATION


              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





(1)  Summary of Significant Accounting Policies

  (a)    The Company and Its Business

  Ace Hardware Corporation (the Company) operates as a wholesaler of hardware and related products, and manufactures paint products. As a dealer-owned cooperative, the Company distributes substantially all of its patronage sourced earnings in the form of patronage dividends to member dealers based on their volume of merchandise purchases.

  (b)    Cash Equivalents and Investments

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Short-term investments consist primarily of corporate and government agency bonds and are classified as held for sale.

  (c)    Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and subsidiaries. All significant intercompany transactions have been eliminated. The equity method of accounting is used for the Company's 50% or less owned affiliates over which the Company has the ability to exercise significant influence. The Company has other investments that are accounted for at cost.

  (d)    Receivables

  Receivables from dealers include amounts due from the sale of merchandise and special equipment used in the operation of dealers' businesses. Other receivables are principally amounts due from suppliers for promotional and advertising allowances. The Company recognizes revenue from product sales upon shipment to customers.

  (e)    Inventories

  Inventories are valued at the lower of cost or net realizable value. Cost is determined primarily using the last-in, first-out method.

  (f)    Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to earnings. Significant improvements or renewals are capitalized.

  Depreciation   expense  is  computed  on  both   straight-line   and
accelerated methods based on estimated useful lives as follows:

                                     Useful Life         Principal
                                        Years       Depreciation Method
                                        -----       -------------------
      Buildings and improvements        10-40       Straight line
      Warehouse equipment                5-10       Accelerated
      Office equipment                   3-10       Various
      Manufacturing equipment            3-20       Straight line
      Transportation equipment           3-7        Straight line

  Leasehold improvements are generally amortized on a straight-line basis over the term of the respective lease.

  (g)    Foreign Currency Translation

  Substantially all assets and liabilities of foreign operations are translated at the rate of exchange in effect at the balance sheet date while revenues and expenses are translated at the average monthly ex-change rates prevailing during the year. The Company has utilized foreign exchange forward contracts to hedge non-U.S. equity investments. Gains and losses on these foreign hedges are included in the basis of the underlying hedged investment. During 1999 the Company settled all outstanding foreign currency contracts that resulted in a gain of approximately $2.0 million reflected within accumulated other comprehensive income at December 30, 2000 and January 1, 2000.
Foreign  currency   translation adjustments, net of gains on foreign
exchange contracts, are reflected in the accompanying Consolidated Statement of Comprehensive Income for 2000, 1999 and 1998. The Company does not have any outstanding foreign exchange forward contracts at December 30, 2000 or January 1, 2000.

  (h)    Financial Instruments

  The   carrying  value  of  assets  and  liabilities  that  meet  the definition of a financial instrument included in the accompanying Consolidated Balance Sheets approximate fair value.

  (i)    Retirement Plans

  The Company has retirement plans covering substantially all non-union employees. Costs with respect to the noncontributory pension plans are determined actuarially and consist of current costs and amounts to amortize prior service costs and unrecognized gains and losses. The Company contribution under the profit sharing plan is determined annually by the Board of Directors.

  (j)    Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (k)    Fiscal Year

  Effective January 1, 1998 the Company changed its fiscal year from December 31st to the Saturday nearest December 31st. Accordingly, 2000, 1999 and 1998 ended on December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

  (l)    Reclassifications

Certain financial statement reclassifications have been made to prior year amounts to conform to comparable classifications followed in 2000.

 (2)    Inventories

  Inventories consist primarily of merchandise inventories. Substantially all of the Company's domestic inventories are valued on the last-in, first-out (LIFO) method; the excess of replacement cost over the LIFO value of inventory was approximately $62,502,000 and $61,483,000 at December 30, 2000 and January 1, 2000, respectively. Indirect costs, consisting primarily of warehousing costs, are absorbed as inventory costs rather than period costs.

 (3)    Short-Term Borrowings

  Short-term borrowings were utilized during 2000 and 1999. The maximum amount outstanding at any month-end during the period was $147.0 million in 2000 and $108.0 million in 1999. The weighted average interest rate effective as of December 30, 2000 and January 1, 2000 was 7.18% and 6.84%, respectively. Short-term borrowings outstanding as of December 30, 2000 and January 1, 2000 were $81.5 and $49.9 million, respectively. At December 30, 2000 the Company has available a revolving credit facility with a group of banks providing for $175.0 million in committed lines and also has available $15.0 million in uncommitted lines. The aggregate unused line of credit available at December 30, 2000 and January 1, 2000 was $108.5 million and $160.1 million, respectively. At December 30, 2000 the Company had no compensating balance requirements.



 (4)    Long-Term Debt

  Long-term debt is comprised of the following:
                                                     December 30,   January 1,
                                                         2000          2000
                                                     -----------    ----------
                                                          (000's omitted)
Notes Payable:
 $20,000,000 due in quarterly installments of
 $540,500 with interest payable quarterly at a
 fixed rate of 8.74%                                 $    5,946     $   8,108

 $20,000,000 due in quarterly installments of
 $952,400 with interest payable quarterly at a
 fixed rate of 6.89%                                         -            952

 $30,000,000 due in semi-annual installments of
 $2,000,000 commencing June 22, 2001 with interest
 payable quarterly at a fixed rate of 6.47%              30,000        30,000

 $20,000,000 due in quarterly installments of
 $714,300 commencing September 15, 2004 with
 interest payable quarterly at a fixed rate of 7.49%     20,000        20,000

 $30,000,000 due in annual installments of
 $6,000,000 commencing March 25, 2005 with interest
 payable quarterly at a fixed rate of 7.55%              30,000        30,000

 $25,000,000 due in annual installments of
 $5,000,000 commencing February 9, 2006 with
 interest payable quarterly at a fixed rate of 6.61%     25,000        25,000

Liability under capitalized leases (see Note 10)             83           510
Installment notes with maturities through 2004
 with various interest rates                              1,766         1,392
                                                     -----------    ----------
                                                        112,795       115,962
Less current installments                                (6,904)       (4,067)
                                                     -----------    ----------
                                                     $  105,891     $ 111,895
                                                     ===========    ==========

  Aggregate  maturities of long-term debt are $6,904,000,  $6,715,000,
$5,975,000,   $5,629,000  and  $12,857,000  in  2001   through   2005,
respectively, and $74,715,000 thereafter.

 (5)    Patronage Dividends and Refund Certificates Payable

  The Company operates as a cooperative organization and has paid or will pay patronage dividends to member dealers on the portion of earnings derived from business done with such dealers. Patronage dividends are allocated in proportion to the volume of purchases by member dealers during the period. The amount of patronage dividends to be remitted in cash depends upon the level of dividends earned by each member outlet, varying from 20% on the total dividends under $5,000 and increasing by 5% on total dividends for each subsequent $2,500 earned to a maximum of 40% on total dividends exceeding $12,500. In 1999, amounts exceeding the cash portion were distributed in the form of options (i.e. other property) exercisable by the dealers at a future date to acquire shares of the Company's ownership in a minority-
owned   investment.  Amounts  exceeding  the  cash  portion  will   be
distributed in the form of Class C $100 par value stock, to a maximum based upon the current year purchase volume or $20,000 whichever is greater, and thereafter in a combination of additional cash and patronage refund certificates having maturity dates and bearing interest as determined by the Board of Directors. A portion of the dealer's annual patronage dividends distributed under the above plan in a form other than cash can be applied toward payment of principal and interest on any balances outstanding for approved patronage financing programs.


  The patronage dividend composition for 2000, 1999 and 1998 follows:

               Subordinated  Class             Patronage   Total
         Cash     Refund       C     Other     Financing Patronage
       Portion Certificates  Stock  Property  Deductions Dividends
       ------- ------------  -----  --------  ---------- ---------
                           (000's omitted)

2000   $34,764   $18,029    $24,267   $    -    $ 9,477    $86,537
1999    38,173    12,249     21,648    10,190    13,000     95,260
1998    34,826    15,720     26,170        -     11,306     88,022

  Patronage dividends are allocated on a fiscal year basis with issuance in the following year.

  The  patronage  refund  certificates  outstanding  or  issuable   at
December 30, 2000 are payable as follows:

                                                       Interest
          January 1,                       Amount        Rate
          ----------                       ------      --------
                                      (000's omitted)

          2001                            $ 4,795         6.00%
          2002                              9,142         6.25
          2003                             13,370         6.00
          2004                             15,348         6.00
          2005                             12,496         6.25
          2006                             18,029         6.50

 (6) Retirement Plans

  The Company has two defined benefit pension plans covering substantially all non-union employees, the Employees' Pension Plan and Trust and the Employees' Retirement Income Plan and Trust. The Company terminated the Employees' Pension Plan and Trust effective April 30, 2000. In addition to the net periodic pension expense, the Company recognized a gain of $3,131,000 (net of tax) in 2000 of which the pre-tax portion is classified as other income, net in the accompanying consolidated financial statements. Benefits in these plans are based on years of service, highest average compensation (as defined) and the related profit sharing and primary social security benefit. Contributions to the plans are based on the Entry Age Normal, Frozen Initial Liability actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes. As of December 30, 2000 plan assets in the Employees' Retirement Income Plan and Trust were held primarily in equities, mutual funds and group annuity contracts.

  Pension  expense  for  2000, 1999 and 1998  included  the  following components:
                                         December 30,  January 1,  January 2,
                                             2000         2000        1999
                                         ------------  ----------  ----------
                                                    (000's omitted)

      Service cost - benefits earned
       during the period                 $        52   $     309   $     293
      Interest cost on projected
       benefit obligation                        112         399         428
      Expected return on plan assets            (115)       (733)       (710)
      Net amortization and deferral              (31)        125          87
                                         ------------  ----------  ----------
      Net periodic pension expense       $        18   $     100   $      98
                                         ============  ==========  ==========




  The following table sets forth the funded status of the plans and amounts recognized in the Company's Consolidated Balance Sheets at December 30, 2000 and January 1, 2000:
                                                  December 30,    January 1,
                                                      2000           2000
                                                  ------------    ----------
                                                        (000's omitted)
      Change in benefit obligation:
        Benefit obligation at beginning of year   $     5,412     $   5,341
        Service cost                                       52           309
        Interest cost                                     112           399
        Actuarial gains                                  (119)         (213)
        Benefits paid                                  (3,801)         (424)
                                                  ------------    ----------
      Benefit obligation at end of year                 1,656         5,412
                                                  ------------    ----------
      Change in plan assets:
        Fair value of plan assets at beginning
         of year                                       10,293         9,448
        Actual return on plan assets                       29         1,198
        Employer contribution (reversion)              (4,961)           71
        Benefits paid                                  (3,801)         (424)
                                                  ------------    ----------
      Fair value of plan assets at end of year          1,560        10,293
                                                  ------------    ----------
        Funded status                                     (96)        4,881
        Unrecognized transition asset                     (65)          (78)
        Unamortized prior service cost                   (581)         (583)
        Unrecognized net actuarial losses (gains)         688        (3,634)
                                                  ------------    ----------
      Prepaid (accrued) pension cost              $       (54)    $     586
                                                  ============    ==========

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% in 2000 and 7.75% in 1999. The related expected long-term rate of return was 8.0% in 2000 and 1999. The rate of increase in future compensation was projected using actuarial salary tables plus 1.0% in 2000 and 1999.

  The Company also participates in several multi-employer plans covering union employees. Amounts charged to expense and contributed to the plans totaled approximately $222,000, $233,000 and $216,000 in 2000, 1999 and 1998, respectively.

  The Company's profit sharing plan contribution for 2000, 1999 and 1998 was approximately $14,586,000, $15,071,000 and $13,746,000, respectively.

 (7) Income Taxes

  As a cooperative, the Company distributes substantially all of its patronage sourced earnings to its members in the form of patronage dividends. The 2000, 1999 and 1998 provisions (benefit) for federal income taxes were $(162,000), $1,000,000 and $1,105,000, respectively, and for state income taxes were $289,000, $833,000 and $631,000, respectively.

  The tax benefit for the current period results from a combination of losses in nonpatronage areas and from the offset of available tax credits against federal income tax liability. All available tax credits have been utilized. There are no available tax credits to carry forward into future periods.

  The   Company  made  tax  payments  of  $1,095,000,  $2,755,000  and
$1,374,000 during 2000, 1999 and 1998, respectively.

 (8)  Member Dealers' Equity

  The Company's classes of stock are described below:

                                                                  Number of Shares at
                                                                  -------------------
                                                              December 30,     January 1,
                                                                  2000            2000
                                                              ------------     ----------
      Class A Stock, voting, redeemable at par value -
        Authorized                                                 10,000         10,000
        Issued and outstanding                                      3,783          3,856
      Class B Stock, nonvoting, redeemable at not less than
       twice par value-
        Authorized                                                  6,500          6,500
        Issued                                                      6,499          6,499
        Outstanding                                                 2,252          2,432
        Treasury stock                                              4,247          4,067
      Class C Stock, nonvoting, redeemable at not less
      than par value -
        Authorized                                              4,000,000      4,000,000
        Issued and outstanding                                  2,504,796      2,412,255
        Issuable as patronage dividends                           242,671        216,480
      Additional Stock Subscribed:
        Class A Stock                                                  41            118
        Class B Stock                                                  -              -
        Class C Stock                                               9,750         14,520

  At December 30, 2000 and January 1, 2000 there were no common shares reserved for options, warrants, conversions or other rights; nor were any options granted or exercised during the two years then ended.

  Member dealers may subscribe for the Company's stock in various prescribed combinations. Only one share of Class A Stock may be owned by a dealer with respect to the first member retail outlet controlled by such dealer. Only four shares of Class B Stock may be owned by a dealer with respect to each retail outlet controlled by such dealer, but only if such outlet was a member of the Company on or before February 20, 1974. An appropriate number of shares of Class C Stock must be included in any subscription by a dealer in an amount to provide that such dealer has a par value of all shares subscribed for equal to $5,000 for each retail outlet. Unregistered shares of Class C Stock are also issued to dealers in connection with patronage dividends. No dividends can be declared on any shares of any class of the Company's Stock.

  Upon termination of the Company's membership agreement with any retail outlet, all shares of stock of the Company held by the dealer owning or controlling such outlet, must be sold back to the Company, unless a transfer of such shares is made to another party accepted by the Company as a member dealer with respect to the same outlet.

                       ACE HARDWARE CORPORATION


        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


  A Class A share is issued to a member dealer only when the share subscribed has been fully paid. Class B and Class C shares are only issued when all such shares subscribed with respect to a retail outlet have been fully paid. Additional stock subscribed in the accompanying statements represents the par value of shares subscribed, reduced by the unpaid portion.

  All shares of stock are currently issued and repurchased at par value, except for Class B Stock which is repurchased at twice its par value, or $2,000 per share. Upon retirement of Class B shares held in treasury, the excess of redemption price over par is allocated equally between contributed capital and retained earnings.

  Treasury   stock  transactions  during  1998,  1999  and  2000   are
summarized below:

                                                 Shares Held in Treasury
                                                 -----------------------
                                             Class A     Class B     Class C
                                           ----------- ----------- -----------
Balance at December 31, 1997                       -        3,783          -
 Stock issued                                      -           -           -
 Stock repurchased                                243         124     105,639
 Stock retired                                   (243)         -     (105,639)
                                           ----------- ----------- -----------
Balance at January 2, 1999                         -        3,907          -
 Stock issued                                      -           -           -
 Stock repurchased                                228         160     119,614
 Stock retired                                   (228)         -     (119,614)
                                           ----------- ----------- -----------
Balance at January 1, 2000                         -        4,067          -
 Stock issued                                      -           -           -
 Stock repurchased                                307         180     141,365
 Stock retired                                   (307)         -     (141,365)
                                           ----------- ----------- -----------
Balance at December 30, 2000                       -        4,247          -
                                           =========== =========== ===========


                        ACE HARDWARE CORPORATION

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


(9)  Segments

  The Company is principally engaged as a wholesaler of hardware and related products and is a manufacturer of paint products. The Company identifies segments based on management responsibility and the nature of the business activities of each component of the Company. The Company measures segment earnings as operating earnings including an allocation for interest expense and income taxes. Information regarding the identified segments and the related reconciliation to consolidated information are as follows:

                                                          December 30, 2000
                                                          -----------------
                                                           (000's omitted)

                                                                     Elimination of
                                                   Paint              Intersegment
                                   Wholesale   Manufacturing   Other   Activities    Consolidated
                                   ---------   -------------   -----   ----------    ------------
Net sales from external customers  $2,879,952  $  20,852      $44,347         -       $2,945,151
Intersegment sales                     28,641    100,780           -    (129,421)             -
Interest expense                       21,803      1,209        1,278     (2,487)         21,803
Depreciation and amortization          29,176      1,694        1,403         -           32,273
Segment profit (loss)                  73,540      9,739       (2,452)      (435)         80,392
Identifiable segment assets         1,024,493     68,130       48,775    (19,225)      1,122,173
Expenditures for long-lived assets     39,807        937        3,905         -           44,649

                                                          January 1, 2000
                                                          ---------------
                                                          (000's omitted)

                                                                     Elimination of
                                                   Paint              Intersegment
                                   Wholesale   Manufacturing   Other   Activities    Consolidated
                                   ---------   -------------   -----   ----------    ------------
Net sales from external customers  $3,128,269  $  27,268      $26,265         -       $3,181,802
Intersegment sales                     22,647    100,758           -    (123,405)             -
Interest expense                       16,651      1,383          590     (1,973)         16,651
Depreciation and amortization          21,022      1,589          785         -           23,396
Segment profit (loss)                  85,574      9,475       (1,819)      (668)         92,562
Identifiable segment assets           975,618     78,057       40,235    (12,426)      1,081,484
Expenditures for long-lived assets     35,027      2,846        5,201         -           43,074

                                                          January 2, 1999
                                                          ---------------
                                                          (000's omitted)

                                                                     Elimination of
                                                   Paint              Intersegment
                                   Wholesale   Manufacturing   Other   Activities    Consolidated
                                   ---------   -------------   -----   ----------    ------------
Net sales from external customers  $3,086,913  $  20,798      $12,669         -       $3,120,380
Intersegment sales                     13,701     93,536           -    (107,237)             -
Interest expense                       17,412      1,464          244     (1,708)         17,412
Depreciation and amortization          19,808      1,392          336         -           21,536
Segment profit (loss)                  78,442     10,364         (382)      (464)         87,960
Identifiable segment assets           963,354     54,215       39,030     (9,019)      1,047,580
Expenditures for long-lived assets     21,849        937        3,768         -           26,554



                       ACE HARDWARE CORPORATION


        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)





Net sales and long-lived assets by geographic region based upon customer location for 2000, 1999 and 1998 were as follows:

                         December 30, 2000   January 1, 2000   January 2, 1999
                         -----------------   ---------------   ---------------
                                             (000's omitted)
Net sales:
 United States              $2,748,740          $2,975,567        $2,903,906
 Foreign countries             196,411             206,235           216,474
                         -----------------   ---------------   ---------------
   Total                    $2,945,151          $3,181,802        $3,120,380
                         =================   ===============   ===============
Long-lived assets, net:
 United States              $  258,802          $  254,747        $  234,543
 Foreign countries               3,088               4,431             5,306
                         -----------------   ---------------   ---------------
   Total                    $  261,890          $  259,178        $  239,849
                         =================   ===============   ===============



(10)  Commitments


  Leased property under capital leases is included as "Property and Equipment" in the Consolidated Balance Sheets as follows:

                                                    December 30,   January 1,
                                                        2000          2000
                                                    ------------   ----------
                                                          (000's omitted)

   Data processing equipment                             $3,598       $3,598
   Less: accumulated depreciation and amortization       (3,252)      (2,711)
                                                    ------------   ----------
                                                         $  346       $  887
                                                    ============   ==========

  The Company rents buildings and warehouse, office and certain other equipment under capital and operating leases. At December 30, 2000 annual minimum rental commitments under leases that have initial or remaining noncancelable terms in excess of one year are as follows:

Year Ending,                                  Capital      Operating
------------                                  -------      ---------
                                                  (000's omitted)

2001                                          $   93       $ 22,646
2002                                              -          17,811
2003                                              -          13,304
2004                                              -          11,153
2005                                              -           9,070
Thereafter                                        -          26,183
                                              -------      ---------
   Total minimum lease payments                   93       $100,167
                                                           =========
Less amount representing interest                (10)
                                              -------
Present value of total minimum lease payments $   83
                                              =======



                      ACE HARDWARE CORPORATION


        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)





  All leases expire prior to 2014. Under certain leases, the Company pays real estate taxes, insurance and maintenance expenses in addition to rental expense. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense was approximately $45,514,000, $39,149,000 and $37,023,000 in 2000, 1999 and 1998, respectively. Rent expense includes $9,977,000, $7,352,000 and $6,004,000 in contingent rentals paid in 2000, 1999 and 1998, respectively, primarily for transportation equipment mileage.

 (11) Media Expense

  The Company expenses media costs the first time the advertising takes place. Gross media expense, prior to income offsets from dealers and suppliers, amounting to $76,372,000, $79,639,000 and $70,254,000 was charged to operations in 2000, 1999 and 1998, respectively.

  (12) Interest Expense

  Interest paid was $20,256,000, $16,411,000 and $16,553,000 in  2000,
1999 and 1998, respectively, net of capitalized interest of $715,000 and $234,000 in 2000 and 1999.



                       ACE HARDWARE CORPORATION


                        SELECTED FINANCIAL DATA



Income Statement Data:

                                          December 30,  January 1,  January 2,  December 31,  December 31,
                                              2000         2000        1999         1997          1996
                                          ------------  ----------  ----------  ------------  ------------
                                                                  (000's omitted)
Net sales                                 $ 2,945,151   $3,181,802  $3,120,380  $ 2,907,259   $ 2,742,451
Cost of sales                               2,665,614    2,908,138   2,879,296    2,693,362     2,542,562
                                          ------------  ----------  ----------  ------------  ------------
Gross profit                                  279,537      273,664     241,084      213,897       199,889
Total expenses                                199,145      181,102     153,124      137,510       127,582
                                          ------------  ----------  ----------  ------------  ------------
Net earnings                              $    80,392   $   92,562  $   87,960  $    76,387   $    72,307
                                          ============  ==========  ==========  ============  ============
Patronage dividends (Notes A, B and 5)    $    86,537   $   95,260  $   88,022  $    76,153   $    73,837
                                          ============  ==========  ==========  ============  ============


Balance Sheet Data:

                                          December 30,  January 1,  January 2,  December 31,  December 31,
                                              2000         2000        1999         1997          1996
                                          ------------  ----------  ----------  ------------  ------------
                                                                 (000's omitted)
Total assets                              $ 1,122,173   $1,081,484  $1,047,580  $   977,478   $   916,375
Working capital                               182,741      180,763     191,926      158,676       146,862
Long-term debt                                105,891      111,895     115,421       96,815        71,837
Patronage refund certificates payable,
  long-term                                    68,385       55,257      43,465       49,044        49,639
Member dealers' equity                        284,658      279,963     261,512      245,479       233,313


(A) The Company operates as a cooperative organization, and pays patronage dividends to member dealers on earnings derived from business done with such dealers. It is the practice of the Company to distribute substantially all patronage sourced earnings in the form of patronage dividends.

(B) The form in which patronage dividends are to be distributed can only be determined at the end of each year when the amount distributable to each of the member dealers is known. Patronage dividends were payable as listed in the table below.

(5) Refers to Note 5 of the Consolidated Financial Statements on page 38 of this Form S-2.

                                          December 30,  January 1,  January 2,  December 31,  December 31,
                                              2000         2000        1999         1997          1996
                                          ------------  ----------  ----------  ------------  ------------
                                                                 (000's omitted)
In cash                                   $    34,764   $   38,173  $   34,826  $    29,943   $    28,178
In patronage refund certificates payable       18,029       12,249      15,720       13,726         9,500
In Class C Stock                               24,267       21,648      26,170       22,366        26,474
In other property                                  -        10,190          -            -             -
In patronage financing deductions               9,477       13,000      11,306       10,118         9,685
                                          ------------  ----------  ----------  ------------  ------------
Total patronage dividends                 $    86,537   $   95,260  $   88,022  $    76,153   $    73,837
                                          ============  ==========  ==========  ============  ============



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

  The Company's ability to generate cash adequate to meet its needs ("liquidity") results from internally generated funds, short-term lines of credit and long-term financing.

  The Company has an established, unsecured revolving credit facility with a group of banks. The Company has unsecured lines of credit of $190.0 million of which $108.5 million was available at December 30, 2000. Any borrowings under these lines of credit would bear interest at the prime rate or less. Long-term financing is arranged as determined necessary to meet the Company's capital or other requirements, with principal amount, timing and form dependent on prevailing debt markets and general economic conditions.

  Capital expenditures for new and improved facilities were $44.6, $43.1 and $26.5 million in 2000, 1999 and 1998, respectively. During 2000, the Company financed the $44.6 million of capital expenditures out of current and accumulated internally generated funds and short-term borrowings. Capital expenditures for 2001 are anticipated to be approximately $72.5 million primarily for a new distribution facility, improvements to existing facilities and technology investments.

  As a cooperative, the Company distributes substantially all of its patronage sourced earnings to its members in the form of patronage dividends, which are deductible for income tax purposes.

  The Company expects that existing and new internally generated funds, along with established lines of credit and long-term financing, will continue to be sufficient to finance the Company's working capital requirements and patronage dividend and capital expenditures programs.

Operations 2000 Compared to 1999

  On June 30, 1999 the Company entered into a business combination agreement with Builder Marts of America, Inc. (BMA) to combine the Company's lumber and building materials division (the "LBM Division")
with BMA. Under this agreement, the Company contributed   defined
business  assets  (primarily   vendor   rebate receivables,  fixed
assets  and inventories)  for  a  non-controlling interest in the
combined entity. The investment in the combined entity is   accounted
for  under  the  equity  method  of  accounting.   The accompanying
consolidated financial statements include the financial results of the LBM Division through the closing date of August 2, 1999.

  The total sales decrease of 7.4% was affected by the business combination of the LBM Division with BMA. As a result of this transaction, lumber and building materials (LBM) sales are not reported within the Company's sales results after August 2, 1999. Excluding LBM, sales increased 4.7% in 2000 primarily due to conversions to Ace membership, additional sales to non-members, increased existing retailer volume and targeted efforts on new store development within our retailer base. Domestic basic business sales increased 5.3%, while international basic business sales decreased 1.8%.

  Gross profit increased $5.9 million and increased as a percent of total sales from 8.60% in 1999 to 9.49% in 2000. The increase, as a percent of sales, results primarily from the loss of lower margin LBM Division sales volume since August 1999. Basic business (excluding
LBM Division) gross profit decreased slightly as a percent of basic business sales (9.49% in 2000 vs. 9.52% in 1999) due to a sales mix shift towards the lower margin direct ship sales category and higher warehousing costs absorbed into inventory. Increased vendor rebates and increased company-owned store gross profit driven by higher sales volume partially offset the year-to-date gross profit percentage decline.

  Warehouse and distribution expenses increased $4.4 million over 1999 and increased as a percent of total sales from 0.9% in 1999 to 1.1% in 2000. As a percent of basic business sales, these costs increased from 1.0% in 1999 to 1.1% in 2000. Higher distribution wages required to support the increased sales volume combined with pre-opening costs associated for a new Loxley, Alabama distribution facility are partially offset by higher logistics income.

  Selling, general and administrative expenses decreased $2.0 million, or 2.3% due to continued cost control measures and lower LBM Division costs. Higher information technology costs and expenses associated with opening the Loxley, Alabama distribution facility partially offset these expense decreases, and, along with the exclusion of LBM sales in the sales base, account for the increase in general and administrative expenses as a percent of sales.

  Retail success and development expenses increased $16.0 million primarily due to operating costs associated with operating additional company-owned stores and investments made at retail to support our Vision 21 strategy. As part of this strategy, the Company entered into an agreement with an outside party to co-develop a common retail software platform for our dealers. This resulted in a write-down of prior software development costs which will not contribute to the new system. Increased advertising income partially offset these expense increases. Increases in this category are directly related to retail support of the Ace retailer as the Company continues to make retail investments in our dealer base.

  Interest expense increased $5.2 million due to higher average borrowing levels and increased interest rates. The increased borrowing levels resulted from the construction of the Loxley, Alabama distribution center, the expansion of our LaCrosse, Wisconsin facility and increased retailer dating programs.

  Other income increased $3.8 million primarily due to the gain on pension plan termination and income realized on non-controlling investments in affiliates.

  Income tax expense decreased due to increased operating losses from non-patronage activities.

Operations 1999 Compared to 1998

  On June 30, 1999 the Company entered into a business combination agreement with Builder Marts of America, Inc. (BMA) to combine the Company's lumber and building materials division (the "LBM Division")
with BMA. Under this agreement, the Company contributed   defined
business  assets  (primarily   vendor   rebate receivables,  fixed
assets  and inventories)  for  a  non-controlling interest in the
combined entity. The investment in the combined entity is   accounted
for  under  the  equity  method  of  accounting.   The accompanying
consolidated financial statements include the financial results of the LBM Division through the closing date of August 2, 1999.

  The total sales increase of 2.0% was affected by the business combination of the LBM Division with BMA. As a result of this transaction, LBM Division sales were not reported within the Company's sales results after August 2, 1999. Sales of basic hardware and paint merchandise (including warehouse, bulletin and direct shipments) increased 7.8% in 1999 primarily due to increased existing retailer volume, targeted efforts on new store development within our retailer base  and conversions  to Ace membership. Excluding international, domestic basic business sales were up 8.8%. Sales were negatively impacted by a decline in international sales. Net dealer outlets increased in 1999 due to targeted sales efforts on new store development and conversions to Ace membership and continued emphasis on retail success.

  Gross profit increased $32.6 million or 13.5% and increased as a percent of sales to 8.60% vs. 7.73% in 1998. This increase as a percent of sales results partially from the loss of lower margin LBM Division volume. Higher cash discounts and vendor rebates and increased margin from import products and retail operations resulted in the gross profit increase.

  Warehouse and distribution expenses increased $918,000 and increased as a percent of sales from 0.87% to 0.88%. Increased warehouse and distribution costs required to support higher handled sales are partially offset by increased logistics income. Higher logistics income combined with improvements in productivity drove expenses as a percent of basic business sales down to 1.00% in 1999 from 1.04% in 1998.

  Selling, general and administrative expenses increased by $4.5 million or 5.4% and increased as a percent to sales due to increased information technology costs to support our Year 2000 efforts.

  Retail success and development expenses increased $24.2 million or 73.7% due to increased new business development costs, costs associated with additional company-owned stores and costs to support retail initiatives. Increases in this category are directly related to retail support of the Ace retailer as the Company continues to make retail investments in our dealer base.

Impact of New Accounting Standards

  In   June,   1998,   the   Financial  Accounting   Standards   Board
(FASB)issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS Nos. 137 and 138, requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. The accounting treatment of gains or losses resulting from changes in the values of those derivatives is dependent on the use of the derivative and whether it qualifies for hedge accounting. The company is required to comply with SFAS No. 133, as amended, in fiscal year 2001 and estimates its adoption will not have a material effect on the consolidated financial statements.

  In September, 2000, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral. The Company is required to comply with SFAS No. 140 in the second quarter of fiscal year 2001 and does not believe its adoption will have a material effect on the consolidated financial statements.

Inflation and Changes in Prices

  The Company's business is not generally governed by contracts that establish prices substantially in advance of the receipt of goods or services. As vendors increase their prices for merchandise supplied to the Company, the Company increases the price to its dealers in an equal amount plus the normal handling charge on such amounts. In the past, these increases have provided adequate gross profit to offset the impact of inflation on operating expenses.


                              MANAGEMENT

  Our directors and executive officers are:

                                          Position(s) Currently Held
                                           and Business Experience
         Name                    Age        (for the past 5 years)
         ----                    ---        ----------------------
  Jennifer C. Anderson           50       Director since June, 1994; term
                                          expires 2003; President of Davis
                                          Lumber and Ace Hardware, Inc., Davis,
                                          California since November, 1985.

  Richard F. Baalmann, Jr.       41       Director since June, 1999;
                                          term expires 2002; President of
                                          Homart, Inc., Centralia, Illinois
                                          since May, 1988.

  Eric R. Bibens II              44       Director since June, 1997; term
                                          expires 2003; President of Bibens
                                          Home Center, Inc., Springfield,
                                          Vermont since 1983.

  Michael C. Bodzewski           51       Vice President, Marketing,
                                          Advertising, Retail Development and
                                          Company Stores effective October,
                                          2000; Vice President - Marketing,
                                          Advertising and Retail Operations
                                          East effective October, 1999; Vice
                                          President - Sales and Marketing
                                          effective October, 1998; Vice
                                          President - Merchandising effective
                                          June, 1990.

                                         Position(s) Currently Held
                                           and Business Experience
         Name                    Age        (for the past 5 years)
         ----                    ---        ----------------------
  Lori L. Bossmann               40       Vice President, Merchandising
                                          effective October, 2000; Vice
                                          President - Finance effective
                                          October 1999; Vice President -
                                          Controller effective September, 1997;
                                          Controller effective January, 1994.

  Lawrence R. Bowman             54       Director since February, 1991; term
                                          expires 2001; President of Owenhouse
                                          Hardware Co., Inc., Bozeman, Montana
                                          since February, 1996 and Vice
                                          President of that company from March,
                                          1988 until February, 1996.

  James T. Glenn                 41       Director since June, 1996; term
                                          expires 2002; President of Ace
                                          Hardware of Chattanooga, Chattanooga,
                                          Tennessee since January, 1990.

  Ray A. Griffith                47       Executive Vice President, Retail
                                          effective October, 2000; Vice
                                          President - Merchandising effective
                                          October, 1998; Vice President -
                                          Retail Development and Marketing
                                          effective September, 1997; Director -
                                          Retail Operations, Western Division
                                          effective September, 1994.

  Daniel L. Gust                 51       Director since June, 1998; term
                                          expires 2001; President of Garden
                                          Acres Ace Hardware, Longmont,
                                          Colorado since January, 1991.

  D. William Hagan               43       Director since June, 1997; term
                                          expires 2003; President of Hagan
                                          Ace Hardware, Orange Park, Florida
                                          since February, 1980.

  David F. Hodnik                53       President and Chief Executive
                                          Officer effective January, 1996;
                                          President and Chief Operating Officer
                                          effective January 1, 1995.

  Paul M. Ingevaldson            55       Senior Vice President - International
                                          and Technology effective September,
                                          1997; Vice President - Corporate
                                          Strategy and International Business
                                          effective September, 1992.

  Howard J. Jung                 53       Chairman of the Board and Director
                                          since June, 1998; term expires
                                          2001; Vice President of Ace Hardware
                                          Stores, Inc., Raleigh, North Carolina
                                          since June, 1997.

  Rita D. Kahle                  44       Executive Vice President effective
                                          October, 2000; Senior Vice President
                                          - Wholesale effective September,
                                          1997; Vice President - Finance
                                          effective January, 1994.

  Richard A. Karp                49       Director since June, 2000; President,
                                          Cole Hardware, San Francisco,
                                          California since June, 1979.

  David F. Myer                  55       Senior Vice President, Retail
                                          Support and Logistics effective
                                          October, 2000; Vice President -
                                          Retail Support effective September,
                                          1997; Vice President - Retail Support
                                          and New Business effective October,
                                          1994.


                                          Position(s) Currently Held
                                           and Business Experience
         Name                    Age        (for the past 5 years)
         ----                    ---        ----------------------
  Mario R. Nathusius             57       Director since June, 1998; term
                                          expires 2001; President of Cemaco
                                          S.A. Guatemala City, Guatemala since
                                          March, 1978.

  Fred J. Neer                   61       Vice President - Human Resources
                                          effective April, 1989.

  Ken L. Nichols                 52       Vice President, Retail Operations
                                          effective October, 2000; Vice
                                          President - Retail Operations West
                                          effective October, 1999; Vice
                                          President - New Business effective
                                          October, 1998; Director - Retail
                                          Operations, Eastern Division
                                          effective October, 1994.

  Richard W. Stine               55       Director since June, 1999; term
                                          expires 2002; Vice President of
                                          Stine, Inc., Sulphur, Louisiana since
                                          September, 1976.


  Our By-laws provide that our Board shall have between 9 and 12 directors. A minimum of 9 directors must be dealer directors. A maximum of two directors may be non-dealer directors. Non-dealer directors cannot exceed 25% of the total number of directors in office at any one time. Non-dealer directors may (but do not have to be) shareholders of ours who are in the retail hardware business. Our By-laws provide for three classes of directors who are to be elected for staggered 3-year terms, except that one director who would not otherwise be eligible for reelection in 2001 may be elected at the 2001 annual meeting of stockholders for a two year term under Article IV, Sections 1 through 3 of our By-laws. On January 23, 2001, the Board of Directors passed a resolution reducing the number of directors from eleven to ten effective with the 2001 annual shareholders meeting on June 4, 2001.

  Our By-laws also provide that no one can serve as a dealer director unless that person is an owner, executive officer, general partner or general manager of a retail business organization that is a shareholder of ours. Regional dealer directors are elected from geographic regions of the United States. The Board under Article IV,
Section 1 of our By-laws, determines these regions. If the Board finds that regional dealer directors represent all regions, then dealer directors at large may be elected, so long as the maximum number of directors allowed under our By-laws is not exceeded.

  A geographic breakdown of our current regions for the election of directors at our 2001 annual stockholders meeting to be held on June 4, 2001 appears below:

  Region 1 -  Maine,  New  Hampshire,  Vermont,   Massachusetts, Connecticut,
              Rhode Island, New York, Pennsylvania, New Jersey;

  Region 2 -  Delaware, Maryland, Virginia, West Virginia, Kentucky, Tennessee,
              North Carolina, South Carolina, District of Columbia, Ohio;

  Region 3 -  Alabama, Mississippi, Georgia, Florida;

  Region 4 -  Indiana, Illinois, Michigan, Wisconsin;

  Region 5 -  Colorado,  Idaho, Iowa, Kansas, Minnesota,  Missouri, Montana,
              Nebraska, North Dakota, South Dakota, Utah, Wyoming;

  Region 6 -  Arkansas,  Louisiana, Oklahoma,  Texas,  New  Mexico, Arizona;

  Region 7 -  Hawaii, California, Nevada, Oregon, Washington, Alaska

  Under   the   procedure  required  by  our  By-laws,  the  following
directors have been selected as nominees for reelection as dealer directors at the 2001 annual stockholders meeting:

  Nominee                                  Age   Class   Region   Term
  -------                                  ---   -----   ------   ----
Daniel L. Gust                             51    Third      5    3 years
Howard J. Jung                             53    First     N/A*  2 years
*Non-dealer director

  The person named below has been selected as a nominee for election to the Board for the first time at the 2001 annual meeting as a dealer director of the class, from the region and for the term indicated:

  Nominee                                  Age  Class   Region   Term
  -------                                  ---  -----   ------   ----
David S. Ziegler                           45   Third  At large 3 years

  Non-dealer directors and dealer directors at large are not elected from particular geographic regions.

  Article IV of our By-laws has information about the qualifications for membership on the Board of Directors, the terms of directors, the limitations on the total period of time that a director may hold office, the procedure for Nominating Committees to select candidates and nominees for election to the Board of Directors and the procedure for filling vacancies on the Board if one occurs during an unexpired term.



                                          We have not authorized any dealer,
                                        salesman, or any other person to give
                                        any information or make any
                                        representations other than those
      ACE HARDWARE CORPORATION          contained  in this Prospectus in
                                        connection with this offering.  This
                                        Prospectus is not an offer to sell, or
                                        a solicitation of an offer to buy, to
                                        any person in any state where it is
                                        unlawful to make that type of
                                        solicitation.  The delivery of this
        698 Shares of Class A           Prospectus at any time does not imply
           (Voting) Stock               that there has been no change in our
          $1,000 par value              Company's  affairs afterward.

      23,239 Shares of Class C            In Florida the securities covered by
         (Nonvoting) Stock              this Prospectus are being offered under
          $100 par value                a limited offering exemption which
                                        allows Florida purchasers to cancel
                                        their purchases of this stock within 3
                                        days after making any payment on
                                        account of the purchase price.

             --------

                                                    TABLE OF CONTENTS
                                                    -----------------
                                        Item                               Page
            PROSPECTUS                  ----                               ----
                                        Available Information                2
                                        Documents Incorporated by Reference  2
                                        Factors to be Considered             2
             --------                   Summary                              3
                                        Use of Proceeds                      6
                                        Distribution Plan and Offering Terms 6
                                        Description of Capital Stock         8
                                        The Company's Business              12
      Dated:          , 2001            Properties                          26
                                        Index to Consolidated Financial
                                          Statements                        28
                                        Independent Auditors' Report        29
                                        Consolidated Financial Statements   30
                                        Notes To Consolidated Financial
                                          Statements                        35
                                        Management's Discussion and
                                          Analysis of Financial Condition
                                          and Results of Operations         46
                                        Management                          48
                                        Appendix A By-laws of Ace Hardware
                                          Corporation                      A-1




                                PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following is an estimate of expenses in connection with the issuance and distribution of the capital stock being offered:

     Printing of Registration Statement and Prospectus      $10,000
     Accounting Fees and Expenses                            25,000
     Legal Fees                                              25,000
     Fees and Expenses under "Blue Sky" Laws
      of Various States                                       3,500
     Miscellaneous Expenses                                     500
                                                            -------
          Total                                             $64,000
                                                            =======

Item 15. Indemnification of Directors and Officers.

  Under Section 145 of the General Corporation Law of the State of Delaware, where we are incorporated, Article XV of our By-Laws (see Appendix A to the Prospectus which is a part of this Registration Statement and is included by reference) provides for us to indemnify our directors, officers, employees or agents. The main provisions of this By-law obligate us to indemnify these persons against expenses (including attorneys' fees) that they actually and reasonably incur in connection with their successful defense of certain proceedings. These proceedings include any action, suit or proceeding (whether civil, criminal, administrative or investigative) that are instituted against them because they are (or were) one of our officers, directors, employees or agents. This By-law also authorizes us to indemnify these people for the amount of any judgment, fine or settlement payments they incur, along with expenses and attorneys' fees, in connection the proceedings described above if certain circumstances occur. These circumstances are that a majority of disinterested directors on our Board of Directors must vote to find that the person being indemnified acted in good faith and in a manner he reasonably believed to be in our best interest.

  Richard  Kaup,  the  late Virgil Poss, and Antone  Salel,  were  the
Trustees of the Ace Dealers' Perpetuation Fund. This fund was terminated on November 30, 1976. As of that date, all of the assets of that fund were transferred to us and we then became responsible for all obligations and liabilities of the Trustees of that fund. We also agreed to indemnify the Trustees named above for any of their activities as Trustees under the terms stated below. These terms were included in the following resolution adopted by the unanimous vote of our Board of Directors on April 24, 1974: "... that the corporation indemnify and hold harmless each of said Trustees with respect to any claims made against any of them and any expenses thereby incurred by any of them in connection with any of their activities as such Trustees".

  We also maintain Directors and Officers Liability coverage for limits which we believe are reasonable and appropriate for our exposure. Coverage is placed with insurers who are rated "A" by A.M. Best's rating service. The coverage is periodically reviewed by our broker regarding the adequacy of our limits and coverage.

Item 16. Exhibits.

Exhibit
  No.                       Exhibit
-------                     -------
     3-B    By-laws  of the Registrant as amended through December  6,
            2000   (included   as  Appendix  A  to   the   Prospectus
            constituting a part of this Post-Effective Amendment No. 6 to the Registrant's Form S-2 Registration Statement).

     4-A Specimen copy of Class B Stock certificate as revised as of November, 1984 filed as Exhibit 4-A to Post-Effective
            Amendment   No.   2   to   the  Registrant's   Form   S-1
            Registration Statement (Registration No. 2-82460) on March 15, 1985 and incorporated herein by reference.

     4-B Specimen copy of Patronage Refund Certificate as revised in 1988 filed as Exhibit 4-B to Post-Effective Amendment
            No.   2   to   the  Registrant's  Form  S-1  Registration
            Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

     4-C Specimen copy of Class A Stock certificate as revised in 1987 filed as Exhibit 4-C to Post-Effective Amendment
            No.   2   to   the  Registrant's  Form  S-1  Registration
            Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

     4-D    Specimen  copy  of  Class  C Stock  certificate  filed  as
            Exhibit 4-I to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 16, 1983 and incorporated herein by reference.

     4-E    Copy   of  current  standard  form  of  Subscription   for
            Capital  Stock  Agreement  to  be  used  for  dealers  to
            subscribe  for  shares  of  the  Registrant's  stock   in
            conjunction with new membership agreements submitted to the Registrant filed as Exhibit 4-L to Post-Effective
            Amendment   No.   2   to   the  Registrant's   Form   S-2
            Registration Statement (Registration No. 33-46449) on  or
            about   March  23,  1994  and  incorporated   herein   by
            reference.

     4-F Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the
            Registrant  for  the  year  2000  and  subsequent   years
            adopted by the Board of Directors of the Registrant on December 6, 2000.

     4-G Copy of LBM Retailer Incentive Pool Plan adopted on December 8, 1999 by the Board of Directors of the
            Registrant filed as Exhibit 4-G to Post-Effective Amendment No. 5 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 2000 and incorporated herein by reference.

     5 Opinion of McDermott, Will & Emery as to the legality of securities being registered.

     8      Opinion regarding tax matters by KPMG LLP.

     10-A Copy of Ace Hardware Corporation Retirement Benefits Replacement Plan Restated and Adopted December 7, 1993 filed as Exhibit 10-A to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

     10-B   Copy   of   First  Amendment  to  Restated  Ace   Hardware
            Corporation Retirement Benefits Replacement Plan adopted on August 19, 1997 filed as Exhibit 10-B to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or
            about   March  18,  1998  and  incorporated   herein   by
            reference.

     10-C Copy of First Amendment to Ace Hardware Corporation Deferred Compensation Plan adopted on August 19, 1997 filed as Exhibit 10-C to Post-Effective Amend-ment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

     10-D Copy of Restated PREP Plan (formerly known as Executive Supplemental Benefit Plans) adopted on December 6, 2000.

     10-E   Copy  of  the  Ace  Hardware Corporation Restated  Officer
            Incentive  Plan  effective  January  1,  1999  filed   as
            Exhibit  10-E to Post-Effective Amendment No.  4  to  the
            Registrant's    Form    S-2    Registration     Statement
            (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

     10-F Copy of Second Modification of Amended and Restated Note Purchase and Private Shelf Agreement dated as of August 23, 1996 as amended by the First Modification of Amended and Restated Purchase and Private Shelf Agreement dated as of April  2,  1997 with The Prudential Insurance Company
            of America   filed   as   Exhibit  10-F  to   Post-Effective
            Amendment   No.   3   to   the  Registrant's   Form   S-2
            Registration Statement (Registration No. 33-58191) on  or
            about   March  18,  1998  and  incorporated   herein   by
            reference.

     10-G   Copy   of  Participation  Agreement  with  PNC  Commercial
            Corp. dated December 17, 1997 establishing a $10,000,000 discretionary leasing facility for the purchase of land and construction of retail hardware stores filed as
            Exhibit  10-G to Post-Effective Amendment No.  3  to  the
            Registrant's    Form    S-2    Registration     Statement
            (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

     10-H Copy of Form of Executive Officer Employment Agreement effective January 1, 1996 filed as Exhibit 10-a-17 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

     10-I Copy of Note Purchase and Private Shelf Agreement with The Prudential Insurance Company of America dated
            September  27,  1991 securing  8.74%  Senior Series A
            Notes in the principal sum of $20,000,000 with a maturity date of July 1, 2003 filed as Exhibit 10-A-q to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1992 and incorporated herein by reference.

     10-J   Copy   of   current   standard  form   of   Ace   Hardware
            Corporation International Franchise Agreement.

     10-K   Copy  of  current standard form of Ace Hardware Membership
            Agreement   filed   as  Exhibit  10-P  to   Pre-Effective
            Amendment   No.   2   to   the  Registrant's   Form   S-2
            Registration Statement (Registration No. 33-58191) on  or
            about   April  26,  1995  and  incorporated   herein   by
            reference.

     10-L Copy of Supplement to Ace Hardware Membership Agreement effective April 1, 2000.

     10-M Copy of 6.47% Senior Series A notes in the aggregate principal sum of $30,000,000 issued September 22, 1993 with a maturity date of June 22, 2008 and $20,000,000 Private Shelf Facility, pursuant to Note Purchase and
            Private Shelf Agreement with The Prudential Insurance Company of America dated as of September 22, 1993 filed as Exhibit 10-R to Post-Effective Amendment No. 2 to the
            Registrant's    Form    S-2    Registration     Statement
            (Registration  No.  33-46449)  on  March  23,  1994   and
            incorporated herein by reference.

     10-N Copy of Lease dated March 24, 1997 for print shop facility of Registrant in Downers Grove, Illinois filed as Exhibit 10-N to Post-Effective Amendment No. 3 to the
            Registrant's    Form    S-2    Registration     Statement
            (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

     10-O Copy of Lease dated September 30, 1992 for general offices of the Registrant in Oak Brook, Illinois filed as Exhibit 10-a-u to the Post-Effective Amendment No.1 to the Registrant's Form S-2 Registration Statement
            (Registration  No.  33-46449)  on  March  22,  1993   and
            incorporated herein by reference.

     10-P Copy of Deed of Lease with Arundel II L.L.C. dated as of January 30, 1998 for the Registrant's redistribution center in Odenton, Maryland filed as Exhibit 10-P to Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

     10-Q Copy of Ace Hardware Corporation Deferred Compensation Plan effective January 1, 1994 filed as Exhibit 10-X to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.

     10-R   Copy   of   current   standard  form   of   Ace   Hardware
            Corporation    License   Agreement   for    international
            licensees.

     10-S   Copy   of   Lease   dated   May  4,   1994   for   freight
            consolidation  center  of  the  Registrant  in   Chicago,
            Illinois filed as Exhibit 10-Z to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

     10-T Copy of Long-Term Incentive Compensation Deferral Option Plan of the Registrant effective January 1, 2000, filed as Exhibit 10-a-13 to Post-Effective Amendment No. 5 to
            the   Registrant's   Form   S-2  Registration   Statement
            (Registration No. 33-58191) on or about March 15, 2000 and incorporated herein by reference.

     10-U Copy of Ace Hardware Corporation Directors' Deferral Option Plan effective January 1, 2001.

     10-V   Copy  of  Agreement  dated January  6,  1995  between  Ace
            Hardware  Corporation  and Roger  E.  Peterson  filed  as
            Exhibit 10-a-9 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

     10-W   Copy  of  Lease  dated July 28, 1995 between A.H.C.  Store
            Development  Corp.  and  Tri-R  Corporation  for   retail
            hardware store premises located in Yorkville, Illinois filed as Exhibit 10-a-11 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

     10-X Copy of Lease dated October 31, 1995 between Brant Trade & Industrial Park, Inc. and Ace Hardware Canada Limited for warehouse space in Brantford, Ontario, Canada filed as Exhibit 10-a-12 to Post-Effective Amendment No. 1 to
            the   Registrant's   Form   S-2  Registration   Statement
            (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

     10-Y Copy of Lease dated November 27, 1995 between 674573 Ontario Limited and Ace Hardware Canada Limited for general office space in Markham, Ontario, Canada filed as Exhibit 10-a-13 to Post-Effective Amendment No. 1 to
            the   Registrant's   Form   S-2  Registration   Statement
            (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

     10-Z Copy of Executive Healthcare Plan adopted by the Board of Directors of the Registrant on August 25, 1998 filed as Exhibit 10-Z to Post-Effective Amendment No. 4 to the
            Registrant's    Form    S-2    Registration     Statement
            (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

     10-a-1 Copy   of   Ace  Hardware  Corporation  Executive  Benefit
            Security Trust Agreement effective July 19, 1995 filed as Exhibit 10-a-18 to Post-Effective Amendment No. 1 to
            the   Registrant's   Form   S-2  Registration   Statement
            (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

     10-a-2 Copy  of  current  standard form of  International  Retail
            Merchant Agreements.

     10-a-3 Copy  of  Lease  Agreement dated as of September  1,  1996 for  the  Registrant's project facility  in  Wilton,  New
            York   filed   as   Exhibit  10-a-13  to   Post-Effective
            Amendment   No.   2   to   the  Registrant's   Form   S-2
            Registration Statement (Registration No. 33-58191) on  or
            about   March  12,  1997  and  incorporated   herein   by
            reference.

     10-a-4 Copy  of  6.47%  Series A Senior Notes  in  the  aggregate principal amount of $30,000,000 issued August 23, 1996 with a maturity date of June 22, 2008 and $70,000,000 Private Shelf Facility, pursuant to Amended and Restated Note Purchase and Private Shelf Agreement with the Prudential Insurance Company dated August 23, 1996 filed as Exhibit 10-a-14 to Post-Effective Amendment No. 2 to
            the   Registrant's   Form   S-2  Registration   Statement
            (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

     10-a-5 Copy  of  Second  Amendment to the Restated  Ace  Hardware
            Corporation Retirement Benefits Replacement Plan adopted on December 8, 1998 and effective January 1, 1999 filed as  Exhibit 10-a-6 to Post-Effective Amendment No.  4  to
            the   Registrant's   Form   S-2  Registration   Statement
            (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

     10-a-6 Copy  of  Lease  Agreement dated  May  27,  1999  for  the
            Registrant's project facility in Loxley, Alabama filed as Exhibit 10-a-9 to Post-Effective Amendment No. 5 to
            the   Registrant's   Form   S-2  Registration   Statement
            (Registration No. 33-58191) on or about March 15, 2000 and incorporated herein by reference.

     10-a-7 Copy   of   Agreement  dated  October  29,  1999   between
            Registrant and William A. Loftus filed as Exhibit 10-a-10 to Post-Effective Amendment No. 5 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 2000 and incorporated herein by reference.

     10-a-8 Copy   of   Third  Amendment  to  Restated  Ace   Hardware
            Corporation Retirement Benefits Replacement Plan adopted December 8, 1999 and effective January 1, 2000 filed as
            Exhibit 10-a-11 to Post-Effective Amendment No. 5 to  the
            Registrant's    Form    S-2    Registration     Statement
            (Registration No. 33-58191) on or about March 15, 2000 and incorporated herein by reference.

     10-a-9 Copy  of  First  Amendment  to  Ace  Hardware  Corporation
             Restated Officer Incentive Plan adopted on December 8, 1999 and effective January 1, 2000 filed as Exhibit 10-a-12 to Post-Effective Amendment No. 5 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 2000 and incorporated herein by reference.

    10-a-10 Copy  of  Second  Amendment  to Ace  Hardware  Corporation
            Restated Officer Incentive Plan adopted on December 6, 2000 and effective January 1, 2001.

    10-a-11 Copy of $175,000,000 Revolving Credit Facility Agreement dated as of May 2, 2000.

    10-a-12 Copy of Lease effective November 27, 2000 for freight consolidation center of the Registrant in Fort Worth, Texas.

    10-a-13 Copy  of  Lease  (Reference Date April 1,  2000)  for  the
            Registrant's additional general office space at 1220 and 1300 Kensington Rd., Oak Brook, Illinois.

    10-a-14 Copy   of  current  standard  form  of  Limited  Liability
            Company Agreement for retail joint ventures.

    10-a-15 Copy  of  Amendment dated September 25, 2000  to  Restated
            Note Purchase and Private Shelf Agreement dated as of August 23, 1996 with The Prudential Insurance Company of America.

     23     (a) Consent of KPMG LLP.
            (b) Consent of KPMG regarding tax matters, opinion contained in
                Exhibit 8.
            (c) Consent of McDermott, Will & Emery, contained in Exhibit 5.

     24     Powers of Attorney.

  Upon request of the Commission, we agree to furnish copies of any agreements regarding indebtedness that does not exceed ten percent of our total assets and the assets of our subsidiaries on a consolidated basis.

Item 17. Undertakings.

  As the Registrant signing below, we undertake:

     (a) Subject to Section 15(d) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission any supplementary or periodic information, documents and reports as any rule or regulation of the Commission that is adopted under the authority conferred in that section requires.

     (b) To file with the Securities and Exchange Commission, during any period in which offers or sales are being made under this registration, a post-effective amendment to this Registration
  Statement:

       (i) to include any Prospectus required by Section 10(a) (3) of the Securities Act of 1933;

       (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or its most recent post-effective amendment) which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) to include any material information about the plan of distribution that was not previously disclosed in the Registration Statement or any material change to this information in the Registration Statement, including, for example, any addition or deletion of a managing underwriter.

     (c) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this Registration Statement shall be deemed to be a new Registration Statement relating to the securities being offered in it, and the offering of those securities at that time shall be deemed to be the initial bonafide offering of them;

     (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement , or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be goverened by the final adjudication of such issue.



                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 6 to the registrant's Form S-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois on the day of March 22, 2001.

                                 ACE HARDWARE CORPORATION

                                 By        HOWARD J. JUNG
                                    --------------------------
                                           Howard J. Jung
                                    Chairman of the Board and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                    Title                  Date

      HOWARD J. JUNG         Chairman of the Board     March 22, 2001
  ----------------------
      Howard J. Jung             and Director


     DAVID F. HODNIK          President and Chief      March 22, 2001
  ----------------------
     David F. Hodnik           Executive Officer


      RITA D. KAHLE         Executive Vice President   March 22, 2001
  ----------------------    (Principal Financial and
      Rita D. Kahle            Accounting Officer)


Jennifer C. Anderson, Richard F.
Baalmann, Jr., Eric R. Bibens, II, Directors
Lawrence R. Bowman, James T. Glenn,
Daniel L. Gust, D. William Hagan,
Richard A. Karp, Mario R. Nathusius
and Richard W. Stine.

*By  DAVID F. HODNIK                                March 22, 2001
   -------------------
     David F. Hodnik


*By   RITA D. KAHLE                                 March 22, 2001
   -------------------
      Rita D. Kahle


    *Attorneys-in-fact



                       INDEX TO EXHIBITS FILED TO
                       THE REGISTRATION STATEMENT
                ON FORM S-2 OF ACE HARDWARE CORPORATION

  Exhibit
    No.                         Exhibit
  -------                       -------
     3-A    Copy  of  Restated  Certificate of  Incorporation  of  the
            Registrant.

     3-B    By-laws  of the Registrant as amended through December  6,
            2000   (included   as  Appendix  A  to   the   Prospectus
            constituting a part of this Post-Effective Amendment No. 6 to the Registrant's Form S-2 Registration Statement).

     4-F Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the
            Registrant  for  the  year  2000  and  subsequent   years
            adopted by the Board of Directors of the Registrant on December 6, 2000.

     5 Opinion of McDermott, Will & Emery as to legality of securities being registered.

     8      Opinion regarding tax matters of KPMG LLP.

     10-D Copy of Restated PREP Plan (formerly known as Executive Supplemental Benefit Plans) adopted on December 6, 2000.

     10-J   Copy   of   current   standard  form   of   Ace   Hardware
            Corporation International Franchise Agreement.

     10-L Copy of Supplement to Ace Hardware Membership Agreement effective April 1, 2000.

     10-R   Copy   of   current   standard  form   of   Ace   Hardware
            Corporation    License   Agreement   for    international
            licensees.

     10-U Copy of Ace Hardware Corporation Directors' Deferral Option Plan effective January 1, 2001.

     10-a-2 Copy  of  current  standard form  of  Internaional  Retail
            Merchant Agreements.

    10-a-10 Copy  of  Second  Amendment  to Ace  Hardware  Corporation
            Restated Officer Incentive Plan adopted on December 6, 2000 and effective January 1, 2001.

    10-a-11 Copy of $175,000,000 Revolving Credit Facility Agreement dated as of May 2, 2000.

    10-a-12 Copy of Lease effective November 27, 2000 for freight consolidation center of the Registrant in Fort Worth, Texas.

    10-a-13 Copy  of  Lease  (Reference Date April 1,  2000)  for  the
            Registrant's additional general office space at 1220 and 1300 Kensington Rd., Oak Brook, Illinois.

    10-a-14 Copy   of  current  standard  form  of  Limited  Liability
            Company Agreement for retail joint ventures.

    10-a-15 Copy  of  Amendment dated September 25, 2000  to  Restated
            Note Purchase and Private Shelf Agreement dated as of August 23, 1996 with The Prudential Insurance Company of America.

     23     (a)  Consent of KPMG LLP.
            (b)  Consent of KPMG regarding tax matters, opinion contained in
                 Exhibit 8.
            (c)  Consent of McDermott, Will & Emery, contained in Exhibit 5.

     24     Powers of Attorney.


  The various exhibits incorporated by reference are listed in Item 16 of this Post-Effective Amendment No. 6 to the Form S-2 Registration Statement of Ace Hardware Corporation.